Exhibit 99.1

HUNTSMAN LLC AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Huntsman Corporation and Subsidiaries:

We have audited the accompanying consolidated balance sheets of Huntsman LLC (formerly Huntsman Corporation) and subsidiaries (the “Company”) as of December 31, 2004 and 2003, and the related consolidated statements of operations and comprehensive loss, member’s equity (deficit), and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Huntsman LLC and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the consolidated financial statements, the Company changed its method of computing depreciation effective January 1, 2003. In addition, the Company adopted Financial Accounting Standard Nos. 141 and 142 effective January 1, 2002.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
September 21, 2005

HUNTSMAN LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in Millions)

	December 31,	December 31,
	2004	2003
ASSETS

Current assets:
Cash and cash equivalents	$11.7	$19.5
Restricted cash	8.9	10.5
Accounts and notes receivables (net of allowance for doubtful accounts of $7.7 and $6.3, respectively)	540.3	373.1
Accounts receivable from affiliates	64.4	55.6
Inventories	338.8	296.0
Prepaid expenses	21.9	25.0
Deferred income taxes	0.7	—
Other current assets	1.6	3.4
Total current assets	988.3	783.1

Property, plant and equipment, net	1,232.1	1,294.0
Investment in unconsolidated affiliates	196.0	233.6
Intangible assets, net	32.4	34.9
Goodwill	3.3	3.3
Deferred income taxes	8.2	12.0
Receivables from affilitates	12.8	11.7
Other noncurrent assets	179.2	156.7
Total assets	$2,652.3	$2,529.3

LIABILITIES AND MEMBER’S DEFICIT

Current liabilities:
Accounts payable	$318.4	$243.3
Accounts payable to affiliates	21.6	15.5
Accrued liabilities	233.7	204.6
Deferred income taxes	8.2	14.5
Current portion of long-term debt	25.3	132.2
Total current liabilities	607.2	610.1

Long-term debt	1,912.0	1,699.9
Long-term debt to affiliates	40.9	35.5
Deferred income taxes	1.0	—
Other noncurrent liabilities	272.0	234.3
Total liabilities	2,833.1	2,579.8

Commitments and contingencies (Notes 19 and 21)

Member’s deficit:
Member’s equity, 10,000,000 units	1,095.2	1,095.2
Accumulated deficit	(1,359.4)	(1,182.5)
Accumulated other comprehensive income	83.4	36.8
Total member’s deficit	(180.8)	(50.5)
Total liabilities and member’s deficit	$2,652.3	$2,529.3

See accompanying notes to consolidated financial statements.

HUNTSMAN LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE LOSS

(Dollars in Millions)

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2004	2003	2002

Revenues:
Trade sales	$3,963.4	$3,028.0	$2,494.8
Related party sales	228.2	205.6	166.2
Total revenues	4,191.6	3,233.6	2,661.0
Cost of goods sold	3,875.9	3,019.1	2,421.0
Gross profit	315.7	214.5	240.0

Expenses:
Selling, general and administrative	154.2	143.9	151.9
Research and development	20.6	22.0	23.8
Other operating income	(11.6)	(8.3)	(1.0)
Restructuring and plant closing costs (credits)	40.8	(1.7)	(1.0)
Total expenses	204.0	155.9	173.7
Operating income	111.7	58.6	66.3

Interest expense, net	(178.8)	(150.3)	(192.7)
Equity in loss of investment in unconsolidated affiliates	(95.8)	(139.5)	(31.1)
Other expense	(6.2)	(0.9)	(7.6)
Loss before income taxes	(169.1)	(232.1)	(165.1)
Income tax expense	(7.8)	(16.1)	(8.5)
Loss before minority interest and cumulative effect of accounting change	(176.9)	(248.2)	(173.6)
Minority interest in subsidiaries’ income	—	—	(28.8)
Cumulative effect of accounting changes	—	—	169.7
Net loss	(176.9)	(248.2)	(32.7)
Other comprehensive income	46.6	167.6	10.5
Comprehensive loss	$(130.3)	$(80.6)	$(22.2)

See accompanying notes to consolidated financial statements.

HUNTSMAN LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF MEMBER’S EQUITY (DEFICIT)

(Dollars in Millions)

	Member’s equity		Common Stock		Preferred Stock		Accumulated	Accumulated other comprehensive
	Units	Amount	Shares	Amount	Shares	Amount	Deficit	income (loss)	Total

Balance, January 1, 2002	—	$—	17,998,000	$181.0	114,500	$100.0	$(901.5)	$(141.3)	$(761.8)
Recapitalization of the Company (Note 1)	10,000,000	281.1	(17,998,000)	(181.0)	(114,500)	(100.0)	(0.1)	—	—
Capital contribution from Parent related to exchange of debt for parent company equity		753.1							753.1
Expenses of exchange of debt	—	(10.1)	—	—	—	—	—	—	(10.1)
Capital contribution from Parent related to acquisition of minority interest in affiliates (Note 1)	—	71.1	—	—	—	—	—	—	71.1
Net loss	—	—	—	—	—	—	(32.7)	—	(32.7)
Other comprehensive income	—	—	—	—	—	—	—	10.5	10.5
Balance, December 31, 2002	10,000,000	1,095.2	—	—	—	—	(934.3)	(130.8)	30.1
Net loss	—	—	—	—	—	—	(248.2)	—	(248.2)
Other comprehensive income	—	—	—	—	—	—	—	167.6	167.6
Balance, December 31, 2003	10,000,000	1,095.2	—	—	—	—	(1,182.5)	36.8	(50.5)
Net loss	—	—	—	—	—	—	(176.9)	—	(176.9)
Other comprehensive income	—	—	—	—	—	—	—	46.6	46.6
Balance, December 31, 2004	10,000,000	$1,095.2	—	$—	—	$—	$(1,359.4)	$83.4	$(180.8)

See accompanying notes to consolidated financial statements.

HUNTSMAN LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Millions)

	Year ended December 31,
	2004	2003	2002
Operating Activities:
Net loss	$(176.9)	$(248.2)	$(32.7)
Adjustments to reconcile net loss to net cash provided by operating activities:
Cumulative effect of accounting change	—	—	(169.7)
Equity in losses of investment in unconsolidated affiliates	95.8	139.5	31.1
Depreciation and amortization	133.1	130.0	152.7
Provision for (recoveries of) losses on accounts receivable	—	1.3	(1.8)
Loss on disposal of assets	2.7	1.5	0.5
Loss on early extinguishment of debt	6.1	—	6.7
Noncash interest expense	10.5	13.4	7.6
Noncash restructuring and plant closing costs (credits)	21.6	(1.7)	(5.3)
Deferred income taxes	(4.4)	2.8	—
Unrealized gain on foreign currency transactions	(5.3)	(2.5)	—
Minority interest in subsidiaries	—	—	28.8
Other	(1.0)	—	—
Changes in operating assets and liabilities:
Accounts and notes receivables	(118.0)	(22.5)	(48.2)
Inventories	(42.4)	2.1	1.3
Prepaid expenses	36.5	6.9	16.1
Other current assets	(14.3)	(0.6)	(28.4)
Other noncurrent assets	(34.1)	(30.0)	(6.4)
Accounts payable	33.1	16.2	56.9
Accrued liabilities	54.8	5.9	65.2
Other noncurrent liabilities	2.6	9.1	14.3
Net cash provided by operating activities	0.4	23.2	88.7

Investing Activities:
Capital expenditures	(68.3)	(89.7)	(70.2)
Proceeds from sale of plant & equipment	0.4	0.2	—
Investment in unconsolidated affiliates	(0.2)	—	(2.5)
Cash paid for intangible asset	—	(2.3)	—
Change in restricted cash	1.6	(1.4)	53.2
Net cash used in investing activities	(66.5)	(93.2)	(19.5)

Financing Activities:
Net borrowings (repayment) under revolving loan facilities	135.8	(19.9)	32.1
Repayment of long-term debt	(1,187.0)	(339.3)	(121.6)
Proceeds from long-term debt	1,145.7	450.5	—
Payments on notes payable	(19.6)	—	—
Net borrowings from affiliate	2.2	—	—
Debt issuance costs paid	(18.4)	(27.9)	(16.6)
Cash acquired in acquisition of equity method affiliate	—	—	7.9
Net cash provided by (used in) financing activities	58.7	63.4	(98.2)

Effect of exchange rate changes on cash	(0.4)	3.8	3.6

Decrease in cash and cash equivalents	(7.8)	(2.8)	(25.4)
Cash and cash equivalents at beginning of period	19.5	22.3	47.7
Cash and cash equivalents at end of period	$11.7	$19.5	$22.3

Supplemental cash flow information:
Cash paid for interest	$154.4	$131.7	$104.4
Cash paid for (received from) income taxes	10.7	(1.4)	(1.5)

See accompanying notes to consolidated financial statements.

HUNTSMAN LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.                                      GENERAL

Company

Huntsman LLC is a Utah limited liability company and all of its units of interest are owned by Huntsman Corporation. In this report, the term the “Company” refers to Huntsman LLC and its consolidated subsidiaries, unless the context indicates otherwise.

On February 16, 2005, Huntsman Corporation, the Company’s parent corporation, completed an initial public offering of shares of its common stock and shares of its 5% Mandatory Convertible Preferred Stock.  Net proceeds to Huntsman Corporation from the offering were approximately $1,500 million, substantially all of which has been used to repay outstanding indebtedness of certain of Huntsman Corporation’s subsidiaries, including HMP Equity Holdings Corporation (“HMP”), the Company and Huntsman International Holdings LLC (“HIH”).  In connection with this offering, Huntsman Corporation and certain affiliates engaged in a series of reorganization transactions such that the Company became a direct, 100% owned subsidiary of Huntsman Corporation.

Prior to its conversion into a Utah limited liability company on September 9, 2002, the Company, then named Huntsman Corporation, was a Utah corporation. As part of the conversion to a limited liability company, the holders of shares of preferred and common stock exchanged their shares in the Company for units of membership interest. Because these exchange transactions were between related entities, the exchange was recorded at the historical carrying value of the stock and no gain or loss was recognized.

Prior to September 30, 2002, the Company was owned by members of the Huntsman family and by certain affiliated entities. On September 30, 2002, the Company and its subsidiary, Huntsman Polymers Corporation (“Huntsman Polymers”), completed debt for equity exchanges (the “Restructuring”). Pursuant to the Restructuring, the Huntsman family contributed all of their equity interests in the Company and its subsidiaries, including minority interests acquired from Consolidated Press (Finance) Limited (“CPH”) and the interests described in the second following paragraph, to Huntsman Holdings in exchange for equity interests in Huntsman Holdings. MatlinPatterson Global Opportunities Partners, L.P. (“GOP”) and CPH exchanged approximately $679 million in principal amount of the Company’s outstanding subordinated notes and Huntsman Polymers’ 11 3/4% senior unsecured notes (the “Huntsman Polymers Notes”) they held into equity interests in Huntsman Holdings. There was also approximately $84 million in accrued interest that was cancelled as a result of the exchange. The net book value of the $763 million of principal and accrued interest exchanged for equity, after considering debt issuance costs, was $753 million. Until February 16, 2005, Huntsman Holdings indirectly owned all the equity of the Company.

In connection with the Restructuring, the effective cancellation of debt was recorded as a capital contribution by the Company because GOP and CPH received equity of Huntsman Holdings, the Company’s indirect parent, in exchange. The fair value of the equity received approximated the carrying value of the debt exchanged. No gain was recorded on the Restructuring.

As mentioned above, on September 30, 2002, the Company effectively acquired the following interests from Huntsman Holdings: (1) the remaining 20% interest in JK Holdings Corporation (“JK Holdings”) and the remaining 20% interest in Huntsman Surfactants Technology Corporation, both previously accounted for as consolidated subsidiaries; (2) the remaining 50% interest in Huntsman Chemical Australia Unit Trust (“HCA Trust”) and HCPH Holdings Pty Limited (“HCPH”), formerly accounted for as an investment in unconsolidated affiliates using equity method of accounting; and (3) the remaining 19.9% interest in Huntsman Specialty Chemicals Holdings Corporation (“HSCHC”). The Company accounted for the acquisition of the minority interests from Huntsman Holdings as an equity contribution with a value of $71.1 million (including cash of $7.9 million and net of debt assumed of $35.3 million).

Prior to February 16, 2005, the Company owned 60% of the membership interests of Huntsman International Holdings LLC (“HIH”). HIH is a global manufacturer and marketer of polyurethanes, amines, surfactants, titanium dioxide (“TiO2”) and basic petrochemicals. HIH and its subsidiaries are non-guarantor, unrestricted subsidiaries of the Company pursuant to the Company’s various debt agreements. HIH and its subsidiaries, including Huntsman International LLC (“HI”), are separately financed from the Company, their debt is non-recourse to the Company, and the Company is not obligated to make cash contributions to, or investments in, HIH and its subsidiaries.

In connection with Huntsman Corporation’s initial public offering of common and mandatory convertible preferred stock on February 16, 2005 and the related reorganization transactions among certain affiliates, the Company’s ownership of HIH was reduced to 42%

effective February 16, 2005 from 60% as of December 31, 2004.  For financial reporting purposes this was considered a reorganization of entities under common control, and beginning in March 2005, the Company no longer consolidated HIH with its results of operations and has reclassified its financial statements to reflect its membership interest in HIH using the equity method for all periods presented.

Merger into Huntsman International LLC and New Credit Facility

In July 2005, the Company obtained the required consents from the holders of its senior secured notes (the “HLLC Senior Secured Notes”) and its senior notes (the “HLLC Senior Notes”) to amend certain provisions in the indentures governing these notes.  The amendments facilitated the merger of the Company and HIH with and into HI.  The amendments included, among other things, an increase in the amount of secured indebtedness the Company can incur.  In addition, with respect to the HLLC Senior Secured Notes, the amendment also provided for the elimination of stock pledges of subsidiaries as collateral under the applicable indentures.

On August 16, 2005, the Company merged with and into HI.  The separate existence of the Company ceased at the time of the merger, and HI succeeded to all the rights and obligations of the Company.  The merger of the Company and HIH with and into HI simplified the financing and reporting structure of Huntsman Corporation and facilitated other organizational efficiencies.  The Company recently completed the syndication of the new secured credit facility for the merged company.  The secured credit facility was comprised of a $1.85 billion term loan due 2012 and a $650 million revolving loan facility due 2011.  Interest rate margins under the secured credit facility are at LIBOR plus 1.75%.  Proceeds from the new credit facility were used to repay outstanding borrowings under the Company’s existing senior secured credit facilities, HI’s senior secured credit facilities and certain other debt.  The Company completed the merger and related financing on August 16, 2005.

Description of Business

The Company is a leading manufacturer and marketer of a wide range of chemical products that are sold to diversified consumer and industrial end markets. The Company has primary manufacturing facilities located in North America, Europe, and Australia and sells its products globally through its three principal business segments: Performance Products, Polymers, and Base Chemicals.

2.                                      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements of the Company include the accounts of Huntsman LLC and its wholly-owned and majority-owned subsidiaries where the Company has a controlling financial interest, with the exception of HIH (see discussion in Note 1). All intercompany accounts and transactions have been eliminated.

Revenue Recognition

The Company generates substantially all of its revenues through sales in the open market and long-term supply agreements. The Company recognizes revenue when it is realized or realizable, and earned. Revenue for product sales is recognized when a sales arrangements exists, risk and title to the product transfer to the customer, collectibility is reasonably assured, and pricing is fixed or determinable. This occurs at the time shipment is made.

Cost of Goods Sold

The Company classifies the costs of manufacturing and distributing its products as cost of goods sold. Manufacturing costs include variable costs, primarily raw materials and energy, and fixed expenses directly associated with production. Manufacturing costs include, among other things, plant site operating costs and overhead, production planning and logistics costs, repair and maintenance costs, plant site purchasing costs, and engineering and technical support costs. Distribution, freight and warehousing costs are also included in cost of goods sold.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers cash in checking accounts and cash in short-term highly liquid investments with an original maturity of three months or less to be cash and cash equivalents.

Inventories

Inventories are stated at the lower of cost or market, with cost determined using last-in first-out, first-in first-out, and average costs methods for different components of inventory.

Property, Plant and Equipment

Property, plant and equipment is stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives or lease term as follows:

Buildings and equipment	3-25 years
Transportation equipment	3-7 years
Furniture, fixtures and leasehold improvements	5-6 years

Until January 1, 2003, approximately $1.3 billion of the total plant and equipment was depreciated using the straight-line method on a group basis at a 4.7% composite rate. When capital assets representing complete groups of property were disposed of, the difference between the disposal proceeds and net book value was credited or charged to income. When miscellaneous assets were disposed of, the difference between asset costs and salvage value was charged or credited to accumulated depreciation. Effective January 1, 2003, the Company changed its method of accounting for depreciation for the assets previously recorded on a group basis to the component method. Specifically, the net book value of all the assets on January 1, 2003 were allocated to individual components and are being depreciated over their remaining useful lives and gains and losses are recognized when a component is retired. This change encompassed both a change in accounting method and a change in estimate and resulted in a decrease to depreciation expense for the year ended December 31, 2003 by $43.0 million.  The change from the group method to the composite method was made in order to reflect more precisely overall depreciation expense based on the lives of individual components rather than overall depreciation expense based on the average lives for large groups of related assets.

Interest expense capitalized as part of plant and equipment was $2.2 million, $0.9 million and $3.3 million for the years ended December 31, 2004, 2003 and 2002, respectively.

Periodic maintenance and repairs applicable to major units of manufacturing facilities are accounted for on the prepaid basis by capitalizing the costs of the turnaround and amortizing the costs over the estimated period until the next turnaround. Normal maintenance and repairs of plant and equipment are charged to expense as incurred. Renewals, betterments and major repairs that materially extend the useful life of the assets are capitalized, and the assets replaced, if any, are retired.

Investment in Unconsolidated Affiliates

Investments in companies in which the Company exercises significant management influence, are accounted for using the equity method.

Intangible Assets and Goodwill

Intangible assets are stated at cost (fair value at the time of acquisition) and are amortized using the straight-line method over the estimated useful lives or the life of the related agreement as follows:

Patents and technology	5-15 years
Trademarks	15 years
Licenses and other agreements	5-15 years
Other intangibles	5-15 years

Prior to January 2002, the Company amortized goodwill over periods ranging from 10-20 years. Effective January 1, 2002, the Company ceased amortizing goodwill in accordance with SFAS No. 142.

Other Noncurrent Assets

Other non-current assets consist primarily of spare parts, debt issuance costs, prepaid pension costs and capitalized turnaround costs. Debt issuance costs are amortized using the interest method over the term of the related debt.

Carrying Value of Long-Term Assets

Upon the occurrence of a triggering event, the Company evaluates the carrying value of long-term assets based upon current and anticipated undiscounted cash flows and recognizes an impairment when such estimated cash flows are less than the carrying value of the asset. Measurement of the amount of impairment, if any, is based upon the difference between carrying value and fair value. Fair value is generally estimated by discounting estimated future cash flows using a discount rate commensurate with the risks involved. See “Note 10—Restructuring and Plant Closing Costs.”

Financial Instruments

The carrying amount reported in the balance sheet for cash and cash equivalents, accounts receivable and accounts payable approximates fair value because of the immediate or short-term maturity of these financial instruments. The carrying value of the Company’s senior credit facilities approximates fair value since they bear interest at a variable rate plus an applicable margin. The fair value of the Company’s senior subordinated notes is estimated based on interest rates that are currently available to the Company for issuance of debt with similar terms and remaining maturities. See “Note 20—Fair Value of Financial Instruments.”

Income Taxes

The Company uses the asset and liability method of accounting for income taxes. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial and tax reporting purposes. The Company evaluates the resulting deferred tax assets to determine whether it is more likely than not that they will be realized. Valuation allowances have been established against the entire domestic and certain of the non-U.S. deferred tax assets due to the uncertainty of realization.  Valuation allowances are reviewed each period on a tax jurisdiction by jurisdiction basis to analyze whether a change in circumstances has occurred to provide enough positive evidence to support a change in judgment about the realizability of the related deferred tax asset in future years.

The Company does not provide for income taxes or benefits on the undistributed earnings of its non-U.S. subsidiaries as earnings are reinvested and, in the opinion of management, will continue to be reinvested indefinitely.  The undistributed earnings of non-U.S. subsidiaries that are deemed to be permanently invested were $12.8 million at December 31, 2004.  It is not practicable to determine the unrecognized deferred tax liability on those earnings.

Effective September 9, 2002, the Company converted to a limited liability company. The Company, for U.S. federal income tax purposes, is disregarded as a separate entity and combined with HMP, its sole member through February 16, 2005. Therefore, the Company is not separately subject to U.S. federal tax on income, but is taxed in combination with HMP’s items of income and expense. The Company’s subsidiaries are generally corporations and continue to be subject to U.S. federal income tax.

The Company was party to a tax sharing agreement with HMP through February 16, 2005. The terms of the agreement require the Company to make payment to HMP for taxes that are attributable to the Company’s operations, or any of the Company’s subsidiaries’ operations, as well as for taxes that are attributable to HMP’s items of income and expense. The Company is also a party to tax sharing agreements with its subsidiaries. The terms of those agreements require the subsidiaries to make payment to the Company for taxes that are attributable to the subsidiaries’ operations

The Company has a valuation allowance against its entire domestic and a portion of its foreign net deferred tax assets.  Included in the deferred tax assets at December 31, 2004 and 2003 is approximately $7.7 million of cumulative tax benefit related to equity transactions which will be credited to stockholders’ equity, if and when realized, after the other tax deductions in the carryforwards have been realized.

Derivatives and Hedging Activities

The Company follows Statement of Financial Accounting Standards (“SFAS”) No. 133, “Accounting For Derivative Instruments And Hedging Activities.” SFAS No. 133, as amended and interpreted, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. All derivatives, whether designated in hedging relationships or not, are required to be recorded on the balance sheet at fair value. If the derivative is designated in a fair-value hedge, the changes in the fair value of the derivative and the hedged items are recognized in earnings. If the derivative is designated in a cash-flow hedge, changes in the fair value of the derivative are recorded in other comprehensive income and will be recognized in the income statement when the hedged item affects earnings.

SFAS No. 133 defines new requirements for designation and documentation of hedging relationships as well as ongoing effectiveness assessments in order to use hedge accounting. For a derivative that does not qualify as a hedge, changes in fair value are recognized in earnings.

Asset Retirement Obligations

The Company accrues for asset retirement obligations in the period in which the obligations are incurred and the Company has sufficient information to estimate a range of potential settlement dates for the obligation. These costs are accrued at estimated fair value. When the related liability is initially recorded, the Company capitalizes the cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its settlement value and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, the Company will recognize a gain or loss for any difference between the settlement amount and the liability recorded.

The Company has identified asset retirement obligations that have indeterminate settlement dates and therefore, the fair value of these asset retirement obligations cannot be estimated due to the lack of sufficient information to estimate a range of potential settlement dates for the obligation. An asset retirement obligation related to these assets will be recognized when the Company knows such information.

Environmental Expenditures

Environmental related restoration and remediation costs are recorded as liabilities when site restoration and environmental remediation and clean-up obligations are either known or considered probable and the related costs can be reasonably estimated. Other environmental expenditures that are principally maintenance or preventative in nature are recorded when expended and expensed or capitalized as appropriate. See “Note 21—Environmental Matters.”

Earnings per Unit of Membership Interest

Earnings per unit of membership interest is not presented because it is not considered meaningful information due to the Company’s ownership by a single equity holder.

Research and Development

Research and development costs are expensed as incurred.

Foreign Currency Translation

The accounts of the Company’s subsidiaries outside of the United States, except for those operating in highly inflationary economic environments, consider local currency to be the functional currency. Accordingly, assets and liabilities are translated at rates prevailing at the balance sheet date. Revenues, expenses, gains and losses are translated at a weighted average rate for the period. Cumulative translation adjustments are recorded to member’s equity as a component of accumulated other comprehensive loss.

Transaction gains and losses are recorded in the statement of operations and were a net gain of $4.9 million, a net gain of $2.2 million and a net loss of $3.2 million for the years ended December 31, 2004, 2003 and 2002, respectively.

Recently Issued Accounting Standards

In January 2003, the Financial Accounting Standards Board (“FASB”) issued Financial Interpretation No. (“FIN”) 46, “Consolidation of Variable Interest Entities.” FIN 46 addresses the requirements for business enterprises to consolidate related entities, for which they do not have controlling interests through voting or other rights, if they are determined to be the primary beneficiary as a result of variable economic interests. Transfers to a qualifying special purpose entity are not subject to this interpretation. In December 2003, the FASB issued a replacement of FIN 46 (FIN 46R), to clarify certain complexities. We adopted this financial interpretation on January 1, 2005, as required. The impact of FIN 46R was not significant.

In November 2004, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 151, “Inventory Costs—an amendment of ARB No. 43.” SFAS No. 151 requires abnormal amounts of idle facility expense, freight, handling costs, and wasted material to be recognized as current-period charges. It also requires that allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. The requirements of the standard will be effective for inventory costs incurred during fiscal years beginning after June 15, 2005. We are reviewing SFAS No. 151 to determine the statement’s impact on our consolidated financial statements.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets—an amendment of APB Opinion No. 29.” SFAS No. 153 addresses the measurement of exchanges of nonmonetary assets and eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in APB Opinion No. 29 and replaces it with an exception for exchanges that do not have commercial substance. SFAS No. 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of this standard are effective for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. We will apply this standard prospectively.

In December 2004, the FASB issued SFAS No. 123R, “Share Based Payment.” SFAS No. 123R requires entities to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost will be recognized over the period during which the employee is required to provide services in exchange for the award. This standard eliminates the alternative to use the intrinsic value method of accounting for share based payments as previously provided in APB Opinion No. 25, “Accounting for Stock Issued to Employees.” We adopted SFAS No. 123R effective January 1, 2005, and have applied this standard prospectively to share-based awards issued to our employees in connection with Huntsman Corporation’s initial public offering. In connection with Huntsman Corporation’s initial public offering of common and mandatory convertible preferred stock on February 16, 2005, certain of our employees received Huntsman Corporation stock options and restricted stock. We did not have share-based awards prior to the awards issued in connection with Huntsman Corporation’s initial public offering.

In March 2005, the FASB issued FIN 47, “Accounting for Conditional Asset Retirement Obligations.” FIN 47 clarifies the term conditional asset retirement obligation used in SFAS No. 143, “Accounting for Asset Retirement Obligations,” and clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective no later than the end of December 2005. We are reviewing FIN 47 to determine its impact on our financial statements.

In September 2005, the Emerging Issues Task Force reached a consensus on issue 04-13, “Accounting for Purchases and Sales of Inventory with the Same Counterparty,” that requires companies to recognize an exchange of finished goods for raw materials or work-in-process within the same line of business at fair value. All other exchanges of inventory would be reflected at the recorded amount. We are evaluating the impact of this consensus to determine its impact on our results of operations.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections – a replacement of APB Opinion No. 20 and FASB Statement No. 3.”  SFAS No. 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change or unless specific transition provisions are proscribed in the accounting pronouncements.  SFAS No. 154 does not change the accounting guidance for reporting a correction of an error in previously issued financial statements or a change in accounting estimate.  SFAS No. 154 is effective for accounting changes and error corrections made after December 31, 2005.  We will apply this standard prospectively.

3.                                      INVENTORIES

Inventories consisted of the following (dollars in millions):

	December 31,	December 31,
	2004	2003
Raw materials and supplies	$106.0	$77.0
Work in progress	16.7	14.7
Finished goods	297.5	221.1
Total	420.2	312.8

LIFO reserves	(81.0)	(15.5)
Lower of cost or market reserves	(0.4)	(1.3)
Net	$338.8	$296.0

As of December 31, 2004 and 2003, approximately 56.2% and 54.3%, respectively, of inventories were recorded using the last-in, first-out cost method (“LIFO”). At December 31, 2004 and 2003, the excess of current cost over the stated LIFO value was $81.0 million and $15.5 million, respectively.

For the year ended December 31, 2004, 2003, and 2002, inventory quantities were reduced resulting in a liquidation of certain LIFO inventory layers carried at costs that were lower than the cost of current purchases, the effect of which reduced the net loss by approximately $2.0 million, $1.0 million, and $1.7 million, respectively.

In the normal course of operations, the Company at times exchanges raw materials and finished goods with other companies for the purpose of reducing transportation costs. The net open exchange positions are valued at the Company’s cost. Net amounts deducted from or added to inventory under open exchange agreements, which represent the net amounts payable or receivable by the Company under open exchange agreements, were approximately $6.4 million payable and $1.6 million payable (10.8 million and 8.2 million pounds) at December 31, 2004 and 2003, respectively.

4.                                      PROPERTY, PLANT AND EQUIPMENT

The cost and accumulated depreciation of property, plant and equipment were as follows (dollars in millions):

	December 31,	December 31,
	2004	2003

Land	$65.9	$51.3
Buildings	233.9	182.4
Plant and equipment	2,009.0	2,043.4
Construction in progress	65.7	92.9
Total	2,374.5	2,370.0
Less accumulated depreciation	(1,142.4)	(1,076.0)
Net	$1,232.1	$1,294.0

Depreciation expense for the years ended December 31, 2004, 2003 and the 2002 was $117.6 million, $113.4 million and $132.0 million, respectively.

Property, plant and equipment includes gross assets acquired under capital leases of $4.9 million for both December 31, 2004 and 2003; related amounts included in accumulated depreciation were $1.5 million and $0.1 million at December 31, 2004 and 2003, respectively.

5.                                      INVESTMENT IN UNCONSOLIDATED AFFILIATES

The Company’s ownership percentage and investment in unconsolidated affiliates were as follows (dollars in millions):

	December 31,	December 31,
	2004	2003
Equity Method:
Polystyrene Australia Pty Ltd.(50%)	$4.7	$3.6
Sasol-Huntsman GmbH and Co. KG (50%)	17.5	13.2
HIH (60%)	171.3	214.3
Total	193.5	231.1
Cost Method:
Gulf Advanced Chemicals Industry Corporation (4%)	2.5	2.5
Total Investment	$196.0	$233.6

The following is summarized statement of operations information for HIH for the years ended December 31, 2004, 2003 and 2002 (dollars in millions):

	Year ended December 31,
	2004	2003	2002

Revenues	$6,444.0	$5,183.2	$4,452.8
Cost of goods sold	5,611.3	4,596.2	3,845.9
Gross profit	832.7	587.0	606.9
Operating expenses	641.3	408.5	387.3
Operating income	191.4	178.5	219.6
Interest expense, net	(369.7)	(354.7)	(334.0)
Other non-operating expense	(35.1)	(33.7)	(4.2)

Loss from continuing operations before income taxes and minority interest	(213.4)	(209.9)	(118.6)
Income tax benefit (expense)	58.6	(21.6)	41.5
Minority interest	—	—	0.1
Loss from continuing operations	(154.8)	(231.5)	(77.0)
(Loss) income from discontinued operations	(7.8)	(2.6)	8.5
Net loss	$(162.6)	$(234.1)	$(68.5)

The following is the summarized balance sheet information for HIH as of December 31, 2004 and 2003 (dollars in millions):

	December 31,	December 31,
	2004	2003
ASSETS
Current assets	$1,771.1	$1,369.3
Non current assets	4,044.3	4,087.6
Total assets	$5,815.4	$5,456.9
LIABILITIES AND MEMBER’S EQUITY
Current liabilities	1,120.3	952.6
Non current liabilities	4,431.2	4,177.5
Total liabilities	5,551.5	5,130.1
Minority interests	8.8	3.6
Member’s equity:
Total member’s equity	255.1	323.2
Total liabilities and member’s equity	$5,815.4	$5,456.9

Summarized Financial Information of Other Unconsolidated Affiliates

Summarized financial information of Sasol-Huntsman GmbH and Co. KG (“Sasol-Huntsman”), and Polystyrene Australia Pty Ltd. as of December 31, 2004 and for the three years then ended is presented below (dollars in millions):

	December 31,	December 31,	December 31,
	2004	2003	2002

Assets	$118.9	$79.2	$75.8
Liabilities	77.0	78.5	67.5
Revenues	137.5	100.0	85.8
Net income	8.0	3.7	11.7

The Company’s equity in:
Net assets	$22.2	$16.8	$12.2
Net income	4.0	2.1	10.0

6.                                      INTANGIBLE ASSETS

The gross carrying amount and accumulated amortization of intangible assets were as follows (dollars in millions):

	December 31, 2004			December 31, 2003
	Carrying	Accumulated		Carrying	Accumulated
	Amount	Amortization	Net	Amount	Amortization	Net

Patents, trademarks, and technology	$57.4	$33.0	$24.4	$57.4	$32.0	$25.4
Licenses and other agreements	18.3	10.9	7.4	18.3	9.5	8.8
Other intangibles	1.3	0.7	0.6	2.4	1.7	0.7
Total	$77.0	$44.6	$32.4	$78.1	$43.2	$34.9

Amortization expense was $5.6 million, $5.9 million and $9.8 million for the years ended December 31, 2004, 2003 and 2002, respectively. Estimated future amortization expense for intangible assets over the next five years is as follows (dollars in millions):

Year ending December 31:
2005	$6.4
2006	6.3
2007	6.3
2008	6.3
2009	6.2

7.                                      OTHER NONCURRENT ASSETS

Other noncurrent assets consisted of the following (dollars in millions):

	December 31,	December 31,
	2004	2003

Prepaid pension costs	$1.2	$1.0
Debt issuance costs, net	28.9	29.1
Capitalized turnaround costs, net	43.9	31.3
Catalyst assets, net	15.2	11.3
Spare parts inventory	46.3	44.9
Deposits	16.7	14.7
Other noncurrent assets	27.0	24.4
Total	$179.2	$156.7

Amortization expense of catalyst assets was $9.9 million, $10.7 million and $10.9 million for the years ended December 31, 2004, 2003 and 2002, respectively.

8.                                      ACCRUED LIABILITIES

Accrued liabilities consisted of the following (dollars in millions):

	December 31,	December 31,
	2004	2003
Payroll, severance and related costs	$28.2	$47.0
Interest	38.7	25.4
Volume rebate accruals	30.3	24.7
Income taxes	9.0	16.2
Taxes (other than income tax)	27.6	29.8
Restructuring and plant closing costs	11.2	0.1
Environmental accruals	2.0	2.9
Casualty loss reserves	13.7	17.2
Other accrued liabilities	73.0	41.3
Total	$233.7	$204.6

9.                                      OTHER NONCURRENT LIABILITIES

Other noncurrent liabilities consisted of the following (dollars in millions):

	December 31,	December 31,
	2004	2003
Pension liabilities	$142.6	$122.4
Other postretirement benefits	69.3	67.2
Environmental accruals	11.9	14.7
Restructuring and plant closing costs	2.3	2.7
Other noncurrent liabilities	45.9	27.3
Total	$272.0	$234.3

10.                               RESTRUCTURING AND PLANT CLOSING COSTS

Accrued restructuring and plant closing costs by type of cost and activity consisted of the following (dollars in millions):

				Other
	Workforce	Demolition and	Noncancelable	restructuring
	reductions(1)	decommissioning	lease costs	costs	Total(2)

Accrued liabilities as of January 1, 2002	$44.2	$2.8	$6.9	$6.4	$60.3
2002 charges (credits) for 2001 initiatives	—	1.0	(4.6)	(1.7)	(5.3)
2002 charges for 2002 initiatives	1.6	2.7	—	—	4.3
2002 payments for 2001 initiatives (3)	(40.3)	(0.5)	(1.7)	(4.7)	(47.2)
2002 payments for 2002 initiatives (3)	(1.6)	(2.7)	—	—	(4.3)
Accrued liabilities as of December 31, 2002	3.9	3.3	0.6	—	7.8
2003 credits for 2001 initiatives	(2.0)	(0.3)	(0.2)	—	(2.5)
2003 payments for 2001 initiatives (3)	(1.9)	(0.4)	(0.2)	—	(2.5)
Accrued liabilities as of December 31, 2003	—	2.6	0.2	—	2.8
2004 charges for 2003 initiatives	0.6	—	—	—	0.6
2004 charges for 2004 initiatives	13.7	0.3	—	4.6	18.6
2004 payments for 2001 initiatives	—	—	(0.2)	—	(0.2)
2004 payments for 2003 initiatives	(0.6)	—	—	—	(0.6)
2004 payments for 2004 initiatives	(3.4)	(0.4)	—	(4.6)	(8.4)
Foreign currency effect on reserve balance	0.7	—	—	—	0.7
Accrued liabilities as of December 31, 2004	$11.0	$2.5	$—	$—	$13.5

(1)                                Substantially all of the positions terminated in connection with the restructuring programs were terminated under ongoing termination benefit arrangements. Accordingly, the related liabilities were accrued as a one-time charge to earnings in accordance with SFAS No. 112, “Employers’ Accounting for Post employment Benefits.”

(2)                                Accrued liabilities by initiatives were as follows (in millions of dollars):

	December 31,	December 31,
	2004	2003
2001 activities	$2.6	$2.8
2004 activities	10.2	—
Foreign currency effect on reserve balance	0.7	—
Total	$13.5	$2.8

(3)                                  Includes impact of foreign currency translation.

Details with respect to the Company’s reserves for restructuring and plant closing costs are provided below by segments and activity (dollars in millions):

	Performance		Base	Corporate
	Products	Polymers	Chemicals	& Other	Total
Accrued liabilities as of January 1, 2002	$—	$25.1	$35.2	$—	$60.3
Credits for 2001 activities	—	(5.3)	—	—	(5.3)
Charges for 2002 activities	4.3	—	—	—	4.3
Payments for 2001 activities(2)	—	(17.0)	(30.2)	—	(47.2)
Payments for 2002 activities(2)	(4.3)	—	—	—	(4.3)
Accrued liabilities as of December 31, 2002	—	2.8	5.0	—	7.8
Credits for 2001 activities	—	—	(2.5)	—	(2.5)
Payments for 2001 activities(2)	—	—	(2.5)		(2.5)
Accrued liabilities as of December 31, 2003	—	2.8	—	—	2.8
Charges for 2003 activities	—	0.6	—	—	0.6
Charges for 2004 activities(1)	8.4	9.4	0.4	0.4	18.6
Payments for 2001 activities	—	(0.2)	—	—	(0.2)
Payments for 2003 activities	—	(0.6)	—	—	(0.6)
Payments for 2004 activities	(1.4)	(6.2)	(0.4)	(0.4)	(8.4)
Foreign currency effect on reserve balance	0.7	—	—	—	0.7
Accrued liabilities as of December 31, 2004	$7.7	$5.8	$—	$—	$13.5

Current portion of restructuring reserve	$7.7	$3.5	$—	$—	$11.2
Noncurrent portion of restructuring reserve	—	2.3	—	—	2.3

Estimated additional future charges for current restructuring projects:
Estimated additional charges within one year
Cash charges	$—	$2.2	$—	$0.3	$2.5
Noncash charges	—	—	—	—	—

Estimated additional charges beyond one year
Cash charges	$—	$—	$—	$—	$—
Noncash charges	—	—	—	—	—

(1)                                  Does not include non-cash charges of $21.6 million for asset impairments and write downs.

(2)                                  Includes impact of foreign currency translation.

2004 Restructuring Activities

As of December 31, 2004 and December 31, 2003, the Company had reserves for restructuring and plant closing costs of $13.5 million and $2.8 million, respectively. During the year ended December 31, 2004, the Company, on a consolidated basis, recorded additional charges of $40.8 million, including $21.6 million of charges for asset impairment and write downs, and $19.2 million payable in cash for workforce reductions, demolition and decommissioning and other restructuring costs associated with closure or curtailment of activities at the Company’s smaller, less efficient manufacturing facilities. During the 2004 period, the Company made cash payments against these reserves of $9.2 million.  For purposes of measuring impairment charges, the fair value of the assets was determined by using the present value of expected cash flows.

During the year ended December 31, 2004, the Performance Products segment recorded additional restructuring charges of $24.5 million consisting of $8.4 million of charges payable in cash and $16.1 million of asset impairment charges.  During 2004, the Performance Products segment announced the closure of its Guelph, Ontario, Canada Performance Products manufacturing facility, involving a restructuring charge of $20.4 million consisting of a $15.5 million asset impairment and $4.9 million of charges payable in cash. Production will be moved to the Company’s other larger, more efficient facilities. Workforce reductions of approximately 66 positions are anticipated.  During 2004, the Performance Products segment also announced the closure of its maleic anhydride briquette facility in Queeny, Missouri and recorded a restructuring charge of $1.5 million which consisted of $0.7 million in asset impairment charges and $0.8 million in charges payable in cash.  During 2004, this segment also announced the closure of its technical facility in Austin, Texas and recorded a restructuring charge of $2.0 million which is payable in cash.  Restructuring charges of $0.7 million were recorded relating to various other cost reduction efforts.  During the year ended December 31, 2004, the Performance Products segment made cash payments of $1.4 million related to restructuring activities. As of December 31, 2004, the balance of the Performance Products segment reserve totaled $7.7 million.

As of December 31, 2003, the Polymers segment reserve consisted of $2.8 million related to its demolition and decommissioning of the Odessa, Texas styrene manufacturing facility and non-cancelable lease costs. During 2004, the

Polymers segment recorded restructuring expenses related to the closure of an Australian manufacturing unit of $5.4 million consisting of $3.6 million in non-cash charges and $1.8 million of charges payable in cash.  During 2004, the Polymers segment announced additional restructuring activities at its Odessa, Texas and Mansonville, Canada facilities and recorded a restructuring charge of $8.2 million, all of which is payable in cash.  These restructuring activities are expected to result in additional charges of approximately $2.2 million through 2005 and in workforce reductions of approximately 100 positions. During 2004, the Polymers segment made cash payments of $7.0 million related to restructuring activities. The Polymers segment reserve totaled $5.8 million as of December 31, 2004.

During 2004, the Base Chemicals segment paid $0.4 million for consulting fees related to restructuring its Jefferson County, Tx facility.

During 2004, the Company recorded a restructuring charge in corporate and other of $2.3 million, of which $1.9 million related to non-cash charges and $0.4 million related to relocation costs.

2003 Restructuring Activities

As of December 31, 2002, the Base Chemicals segment reserve consisted of $5.0 million related to workforce reductions.  During 2003, the Base Chemicals segment recorded credits and made payments totaling $5.0 million.

2002 Restructuring Activities

During 2002, the Company announced that it would be closing certain units at its Jefferson County and Canadian plants, primarily in the Performance Products business. As a result, the Company recorded accrued severance and shutdown costs of $4.3 million substantially all of which had been paid at December 31, 2002.

11.                               LONG-TERM DEBT

Long-term debt outstanding as of December 31, 2004 and December 31, 2003 is as follows (dollars in millions):

	December 31,	December 31,
	2004	2003
Senior secured credit facilities:
Term Loan A	$—	$606.3
Term Loan B	715.0	459.0
Revolving facility	125.0	12.2
Other debt:
Huntsman LLC senior secured notes	451.1	450.5
Huntsman Polymers senior unsecured notes	—	36.8
Huntsman LLC senior unsecured fixed rate notes	300.0	—
Huntsman LLC senior unsecured floating rate notes	100.0	—
Huntsman LLC senior subordinated fixed rate notes	44.2	44.2
Huntsman LLC senior subordinated floating rate notes	15.1	15.1
Huntsman Specialty Chemicals Corporation subordinated note	101.2	99.7
Huntsman Australia Holdings Pty Ltd (HCA) credit facilities	43.2	44.5
Huntsman Corporation Chemical Company Australia (HCCA) credit facilities	16.0	48.7
Subordinated note and accrued interest - affiliate	40.9	35.5
Term note payable to a bank	9.0	9.5
Other	17.5	5.6
Total debt	$1,978.2	$1,867.6
Current portion of long-term debt	$25.3	$132.2
Long-term debt	1,912.0	1,699.9
Long-term debt - affiliate	40.9	35.5
Total debt	$1,978.2	$1,867.6

Recent Transactions

Huntsman Corporation Initial Public Offering

On February 16, 2005, Huntsman Corporation, our parent corporation, completed an initial public offering of 55,681,819 shares of its common stock sold by Huntsman Corporation and 13,579,546 shares of its common stock sold by a selling stockholder, in each case at a price to the public of $23 per share, and 5,750,000 shares of its 5% mandatory convertible preferred stock sold by Huntsman Corporation at a price to the public of $50 per share. Net proceeds to Huntsman Corporation from the offering were approximately $1.5 billion, substantially all of which was used to repay outstanding indebtedness of certain of Huntsman Corporation’s subsidiaries, including HMP, our Company and HIH as follows:

•                  On February 16, 2005, we used $41.6 million of the net cash proceeds from the offering to redeem in full our subordinated note due Horizon Ventures LLC.

•                  On February 28, 2005, Huntsman Corporation used $1,216.7 million of the net cash proceeds from the offering, along with $35.0 million in available cash, to redeem

•                  all of the outstanding senior secured discount notes due 2008 of HMP,

•                  $452.3 million of the outstanding senior discount notes due 2009 of HIH, and

•                  $159.4 million of our senior secured notes due 2010.

•                  On March 14, 2005, Huntsman Corporation used $151.7 million of the net cash proceeds from the offering to redeem the remaining outstanding senior discount notes due 2009 of HIH, $78.0 million of our senior notes due 2012 and to pay $7.8 million to HMP warrant holders for a certain consent fee.

•                  On March 17, 2005, Huntsman Corporation used $26.8 million of net cash proceeds from the offering to redeem an additional $24.0 million of our senior notes due 2012.

In connection with the repayment of our indebtedness discussed above, we reported a loss on early extinguishment of debt during the first six months of 2005 of $38.6 million.

Merger and Financing

In July 2005, the Company obtained the required consents from the holders of its senior secured notes (the “HLLC Senior Secured Notes”) and its senior notes (the “HLLC Senior Notes”) to amend certain provisions in the indentures governing these notes.  The amendments facilitated the merger of the Company and HIH with and into HI.  The amendments included, among other things, an increase in the amount of secured indebtedness the Company can incur.  In addition, with respect to the HLLC Senior Secured Notes, the amendment also provided for the elimination of stock pledges of subsidiaries as collateral under the applicable indentures.

On August 16, 2005, we and HIH merged with and into HI, with HI continuing in existence as the surviving entity (the “Merger”).  On August 16, 2005, effective upon completion of the Merger, HI repaid its existing secured credit facility, the Company’s secured credit facility and certain other indebtedness with available cash on hand and the proceeds of facilities under a new senior secured credit agreement.  In addition, immediately prior to the Merger, we funded the redemption of our outstanding 9 ½% senior subordinated notes due 2007 and our senior subordinated floating rate notes due 2007, which together had an aggregate outstanding principal amount of approximately $59 million.

As a result of the Merger, HI succeeded to the assets, rights and obligations of the Company.  In particular, HI entered into supplemental indentures under which it assumed the obligations of the Company under its outstanding 11.625% senior secured notes due 2010 ($296 million outstanding principal amount) (the “HLLC Senior Secured Notes”), 11.5% senior notes due 2012 ($198 million outstanding principal amount) and senior floating rate notes due 2011 ($100 million outstanding principal amount).

Prior to the Merger, on June 27, 2005, we made a voluntary repayment of $50 million on the HLLC Term Facility.

Senior Secured Credit Facilities (HLLC Credit Facilities)

Prior to the October 14, 2004 refinancing of the Company’s credit facilities described below, the Company’s senior secured credit facilities consisted of a $275 million revolving credit facility maturing in 2006 and two term loan facilities maturing in 2007 in the amount of $606.3 million and $96.1 million. On October 14, 2004, the Company completed a $1,065 million refinancing of its senior secured credit facilities (as refinanced, the “HLLC Credit Facilities”). The HLLC Credit Facilities consisted of a $350 million revolving credit facility due October 2009 (the “HLLC Revolving Facility”) and a $715 million term loan B facility due March 2010 (the “HLLC Term Facility”). Proceeds of the refinancing were used to repay in full the outstanding borrowings under the Company’s prior senior secured credit facilities.  The HLLC Term Facility had scheduled annual amortization payments of approximately $7 million, with the remaining balance due at maturity.

The HLLC Revolving Facility was secured by a first priority lien on substantially all the current and intangible assets of the Company and its domestic restricted subsidiaries; and was secured by a second priority lien on substantially all the property, plant and equipment of the Company and its restricted domestic subsidiaries and its indirect equity interest in HIH. The HLLC Term Facility was secured by a first priority lien on substantially all of the property, plant and equipment of the Company and its restricted domestic subsidiaries and its indirect equity interest in HIH; and by a second priority lien on substantially all of the current and intangible assets of the Company and its restricted domestic subsidiaries. The HLLC Credit Facilities was also guaranteed by HSCHC and Huntsman Specialty and by the Company’s domestic restricted subsidiaries (collectively, the “HLLC Guarantors”). Neither HIH nor HI are restricted subsidiaries of the Company or HLLC Guarantors.

The HLLC Revolving Facility was subject to a borrowing base of accounts receivable and inventory and was available for general corporate purposes. Borrowings under the HLLC Revolving Facility bore interest, at the Company’s option, at a rate equal to (i) a LIBOR-based eurocurrency rate plus an applicable margin of 2.25%, or (ii) a prime-based rate plus an applicable margin of 1.25%. The HLLC Revolving Facility allowed the Company to borrow up to $50 million secured by letters of credit; however, the $350 million revolving credit facility was reduced dollar-for-dollar by any letters of credit outstanding.

As of December 31, 2004 and 2003, the weighted average interest rates on the Company’s senior credit facilities were 5.8% and 7.3%, respectively, excluding the impact of interest rate hedges. As of December 31, 2004, the HLLC Revolving Facility and HLLC Term Facility bore interest at LIBOR plus 2.25% per year and LIBOR plus 3.50% per year, respectively. However, in accordance with the HLLC Term Facility agreement, as a result of the initial public offering by Huntsman Corporation completed on February 16, 2005 and the amount of permanent reduction of indebtedness from the use of initial public offering proceeds at the HLLC restricted group, the HLLC Term Facility interest rate margin reduced to LIBOR plus 3.0% as of February 28, 2005.

See “Recent Transactions” above.

Senior Secured Notes (2003 Secured Notes)

On September 30, 2003, the Company sold $380 million aggregate principal amount of 11.625% senior secured notes due October 15, 2010 at an issue price of 98.8% (the “September 2003 Offering”). On December 3, 2003, the Company sold an additional $75.4 million aggregate principal amount of its senior secured notes (collectively with the notes sold in the September 2003 Offering, the “HLLC Senior Secured Notes”) at an issue price of 99.5%. Interest on the HLLC Senior Secured Notes is payable semi-annually on April 15 and October 15. The effective interest rate is 11.9%. The HLLC Senior Secured Notes are effectively subordinated to all the Company’s obligations under the HLLC Revolving Facility and rank pari passu with the HLLC Term Facility. The HLLC Senior Secured Notes are guaranteed by the HLLC Guarantors.

The HLLC Senior Secured Notes are redeemable after October 15, 2007 at 105.813% of the principal amount thereof, declining ratably to par on and after October 15, 2009. At any time prior to October 15, 2006, the Company may redeem up to

35% of the aggregate principal amount of the HLLC Senior Secured Notes at a redemption price of 111.625% with net cash proceeds of a qualified equity offering.  As a result of Huntsman Corporation’s initial public offering of common and mandatory convertible preferred stock, we redeemed 35%, or approximately $159.4 million, of the aggregate principal amount of the HLLC Senior Secured Notes on February 28, 2005 and paid a call premium of approximately $18.5 million. Following this partial redemption of the HLLC Senior Secured Notes, there remain approximately $296.0 million in aggregate principal amount of the HLLC Senior Secured Notes outstanding.

The indenture governing the HLLC Senior Secured Notes contains covenants relating to the incurrence of debt, limitations on distributions, asset sales and affiliate transactions, among other things. The indenture also requires the Company to offer to repurchase the HLLC Secured Notes upon a change of control. Management believes that the Company is in compliance with the covenants of the HLLC Secured Notes as of December 31, 2004.

See “Recent Transactions” above.

Senior Unsecured Notes (HLLC Senior Notes)

On June 22, 2004, the Company sold $300 million of senior unsecured fixed rate notes that bear interest at 11.5% and mature on July 15, 2012 (the “HLLC Unsecured Fixed Rate Notes”) and $100 million of senior unsecured floating rate notes that bear interest at a rate equal to LIBOR plus 7.25% and mature on July 15, 2011 (the “HLLC Unsecured Floating Rate Notes,” and together with the HLLC Unsecured Fixed Rate Notes, the “HLLC Senior Notes”). The interest rate on the HLLC Unsecured Floating Rate Notes as of December 31, 2004 was 9.3% before additional interest as discussed below. The proceeds from the offering were used to repay $362.9 million on Huntsman LLC’s prior term loan B and $25 million to repay indebtedness at HCCA. See “Other Debt” below. The HLLC Senior Notes are unsecured obligations of Huntsman LLC and are guaranteed by the HLLC Guarantors.

The HLLC Unsecured Fixed Rate Notes are redeemable after July 15, 2008 at 105.75% of the principal amount thereof, declining ratably to par on and after July 15, 2010. The HLLC Unsecured Floating Rate Notes are redeemable after July 15, 2006 at 104.0% of the principal amount thereof, declining ratably to par on and after July 15, 2008. At any time prior to July 15, 2007, we may redeem up to 40% of the original aggregate principal amount of the HLLC Unsecured Fixed Rate Notes at a redemption price of 111.5% with proceeds of a qualified equity offering. At any time prior to July 15, 2006, we may redeem up to 40% of the original aggregate principal amount of the HLLC Unsecured Floating Rate Notes with the proceeds of a qualified equity offering at a redemption price equal to the par value plus LIBOR plus 7.25%. As a result of Huntsman Corporation’s initial public offering of common and mandatory convertible preferred stock, we redeemed 34%, or approximately $102.0 million of combined aggregate principal amount of the HLLC Unsecured Fixed Rate Notes on March 14 and March 17, 2005 with combined call premiums of approximately $11.7 million. Following this partial redemption, there remain approximately $198.0 million in aggregate principal amount of the HLLC Unsecured Fixed Rate Notes outstanding.

The indenture governing the HLLC Senior Notes contains covenants relating to the incurrence of debt, limitations on distributions, asset sales and affiliate transactions, among other things. The indenture also requires the Company to offer to repurchase the HLLC Senior Notes upon a change of control. Management believes that the Company is in compliance with the covenants of the HLLC Senior Notes as of December 31, 2004.

See “Recent Transactions” above.

Senior Subordinated Fixed And Floating Rate Notes (HLLC Notes) And Huntsman Polymers Senior Unsecured Notes (Huntsman Polymers Notes)

The Company’s 9.5% fixed and variable subordinated notes due 2007 (the “HLLC Notes”) with an outstanding principal balance of $59.3 million as of December 31, 2004 are unsecured subordinated obligations of Huntsman LLC and are junior in right of payment to all existing and future secured or unsecured senior indebtedness of Huntsman LLC and effectively junior to any secured indebtedness of the Company to the extent of the collateral securing such indebtedness. Interest is payable on the HLLC Notes semiannually on January 1 and July 1 at an annual rate of 9.5% on the fixed rate notes and LIBOR plus 3.25% on the floating rate notes. The HLLC Notes are redeemable at the option of the Company after July 2002 at a price declining from 104.75% to 100% of par value as of July 1, 2005. The weighted average interest rate on the floating rate notes was 5.2% and 4.4% as of December 31, 2004 and 2003, respectively. As a result of previously executed amendments to the indentures, virtually all the restrictive covenants contained in the indentures have been eliminated.

On January 28, 2004, the Company used $37.5 million of the net cash proceeds from the December 2003 Offering to redeem, in full, Huntsman Polymers’ senior unsecured notes (the “Huntsman Polymers Notes”) with a principal amount of $36.8 million plus accrued interest. The Huntsman Polymers Notes were unsecured senior obligations of Huntsman Polymers; they had an original maturity of December 2004, and a fixed interest rate of 11.75%.

On August 2, 2005, we issued a notice of redemption for all of the outstanding HLLC Notes in accordance with the amended and restated indenture governing the HLLC Notes.  Accordingly, at the time of the merger of the Company with and into HI, we delivered funds to the trustee sufficient to redeem the HLLC notes in full on September 1, 2005. See “Recent Transactions” above.

Other Debt

Huntsman Specialty’s subordinated note, in the aggregate principal amount of $75.0 million, accrued interest until April 15, 2002 at 7% per annum. Pursuant to the note agreement, effective April 15, 2002, all accrued interest was added to the principal of the note for a total principal amount of $106.6 million. Such principal balance will be payable in a single installment on April 15, 2008. Interest has been payable quarterly in cash, commencing July 15, 2002. For financial reporting purposes, the note was initially recorded at its estimated fair value of $58.2 million, based on prevailing market rates as of the effective date. As of December 31, 2004 and December 31, 2003, the unamortized discount on the note was $5.4 million and $6.9 million, respectively.  On August 16, 2005, in connection with the merger of the Company and HIH with and into HI, the Company repaid the Huntsman Specialty’s subordinated note in full.

Huntsman Corporation Australia Pty Ltd. (“HCA”), the Company’s indirect Australian subsidiary that holds its Australian surfactants assets, maintains credit facilities (the “HCA Facilities”). As of December 31, 2004, borrowings under the HCA Facilities totaled A$55.5 million ($43.2 million), which include A$42.9 million ($33.4 million) on the term loan facility and A$12.6 million ($9.8 million) on the revolving credit line. On August 31, 2004, HCA refinanced the previously existing debt facilities with an A$30.0 million ($23.4 million) revolving credit line supported by a borrowing base of eligible accounts receivable and inventory and an A$44.0 million ($34.2 million) term facility.

Huntsman Chemical Company Australia Pty Ltd. (“HCCA”) and certain Australian affiliates hold the Company’s Australian styrenics assets. On August 31, 2004, HCCA refinanced the previously existing debt facilities of HCCA with an A$30.0 million ($23.4 million) revolving credit line supported by a borrowing base of eligible accounts receivable (the “HCCA Facility”). As of December 31, 2004 borrowings under the HCCA Facility totaled A$20.6 million ($16.0 million).

The HCA Facilities and the HCCA Facility are secured by a lien on substantially all their respective assets, bear interest at a rate of 2.9% above the Australian base rate, mature in August 2007 and are non-recourse to the Company. As of December 31, 2004, the interest rate on the HCA Facilities and the HCCA Facility was 8.3%. On June 24, 2004, the Company used $25 million of proceeds from the offering of the HLLC Senior Unsecured Notes to repay a portion of the previously existing debt facilities of HCCA. Management believes that HCA and HCCA are in compliance with the covenants of the HCA Facilities and the HCCA Facility as of December 31, 2004.

On July 2, 2001, the Company entered into a 15% note payable with an affiliated entity in the amount of $25.0 million. The note is due and payable on the earlier of: (1) the tenth anniversary of the issuance date, or (2) the date of the repayment in full in cash of all indebtedness of the Company under its senior secured credit facilities. Interest is not paid in cash, but is accrued at a designated effective rate of 15% per annum, compounded annually. As of December 31, 2004 and December 31, 2003, accrued interest added to the principal balance was $15.9 million and $10.5 million, respectively.  On February 16, 2005, the Affiliate Note was satisfied in full from proceeds of the initial public offering completed by Huntsman Corporation. See “Recent Transactions” above.

As of December 31, 2004, the Company has $13.6 million outstanding on short term notes payable for financing a portion of its insurance premiums. Such notes have monthly scheduled amortization payments through April 1, 2005, bear interest at rates ranging from 3.65% to 4.0%, and are secured by unearned insurance premiums.

Scheduled Maturities

The scheduled maturities of long-term debt by year at December 31, 2004 (amounts do not include the impact of voluntary prepayments made in 2005) are as follows (dollars in millions):

Year ending December 31:
2005	$25.3
2006	19.2
2007	119.4
2008	109.0
2009	132.8
Later years	1,572.5
Total	$1,978.2

12.                               DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

The Company is exposed to market risks, such as changes in interest rates, foreign exchange rates and commodity pricing risks. From time to time, the Company enters into transactions, including transactions involving derivative instruments, to manage interest rate exposure, but does not currently hedge for movements in commodities or foreign exchange rates. The Company manages interest rate exposure through a program designed to reduce the impact of fluctuations in variable interest rates and to meet the requirements of certain credit agreements.

Interest Rate Hedging

Through the Company’s borrowing activities, it is exposed to interest rate risk. Such risk arises due to the structure of the Company’s debt portfolio, including the duration of the portfolio and the mix of fixed and floating interest rates. Actions taken to reduce interest rate risk include managing the mix and rate characteristics of various interest bearing liabilities as well as entering into interest rate swaps, collars and options.

As of December 31, 2004 and 2003, the Company had entered into various types of interest rate contracts to manage its interest rate risk on its long-term debt as indicated below (dollars in millions):

	December 31, 2004	December 31, 2003

Pay fixed swaps
Notional amount	$184.3	$234.8
Fair value	(3.2)	(9.6)
Weighted average pay rate	4.44%	4.82%
Maturing	2005-2007	2004-2007

The Company purchases both interest rate swaps and interest rate collars to reduce the impact of changes in interest rates on its floating-rate long-term debt. Under interest rate swaps, the Company agrees with other parties to exchange, at specified intervals, the difference between fixed-rate and floating-rate interest amounts calculated by reference to an agreed notional principal amount.

Interest rate contracts with a fair value of $3.2 million and $9.6 million were recorded as a component of other noncurrent liabilities as of December 31, 2004 and 2003, respectively. The fair value of cash flow hedges and interest rate contracts not designated as hedges were $2.0 million and $1.2 million as of December 31, 2004 and $6.9 million and $2.7 as of December 31, 2003. The changes in the fair value of cash flow hedges resulted in a $0.1 million decrease, a $2.5 million decrease and a $3.4 million increase in interest expense, and a $4.9 million decrease, a $5.3 million decrease and a $3.5 million increase in other comprehensive income for the years ended December 31, 2004, 2003 and 2002, respectively. The changes in the fair value of interest rate contracts not designated as hedges resulted in a $1.5 million increase, a $3.0 million decrease and a $3.5 million increase in interest expense for the years ended December 31, 2004, 2003 and 2002, respectively.

The Company is exposed to credit losses in the event of nonperformance by a counterparty to the derivative financial instruments. The Company anticipates, however, that the counterparties will be able to fully satisfy obligations under the contracts. Market risk arises from changes in interest rates.

13.                               OPERATING LEASES

The Company leases certain railcars, aircraft, equipment and facilities under long-term lease agreements. The total expense recorded under operating lease agreements in the accompanying consolidated statements of operations is approximately $40.8 million, $38.0 million and $36.5 million for the years ended December 31, 2004, 2003 and 2002, respectively.

Future minimum lease payments under operating leases as of December 31, 2004 are as follows (dollars in millions):

Year ending December 31:
2005	$26.5
2006	25.3
2007	22.1
2008	19.7
2009	18.3
Thereafter	58.9
$170.8

14.                               INCOME TAXES

The following is a summary of domestic and international provisions for current and deferred income taxes and a reconciliation of the U.S. statutory income tax rate to the effective income tax rate (dollars in millions):

	2004	2003	2002
Income tax expense (benefit):
U.S.:
Current	$10.7	$8.1	$8.1
Deferred	(2.4)	5.6	—
Non-U.S.:
Current	1.7	—	0.4
Deferred	(2.2)	2.4	—

Total	$7.8	$16.1	$8.5

The effective income tax rate reconciliation is as follows (dollars in millions):

	2004	2003	2002

Loss before income taxes	$(169.1)	$(232.1)	$(165.1)

Expected benefit at U.S. statutory rate of 35%	$(59.2)	$(81.2)	$(57.8)

Change resulting from:
State taxes net of federal benefit	2.2	(6.8)	(5.0)
Effect of equity method accounting	19.2	31.4	14.9
Cancellation of indebtedness income	—	—	32.9
Tax authority audits	2.3	3.6	22.9
Other - net	2.2	5.2	13.1
Effect of non-U.S. operations	9.7	(6.4)	5.3
Change in valuation allowance	31.4	70.3	(17.8)
Total income tax expense	$7.8	$16.1	$8.5

The domestic and foreign components of losses before income taxes were as follows (dollars in millions):

	2004	2003	2002
Loss before income taxes:
U.S.	$(147.7)	$(227.6)	$(164.7)
Non-U.S.	(21.4)	(4.5)	(0.4)
Total	$(169.1)	$(232.1)	$(165.1)

Components of deferred income tax assets and liabilities were as follows (dollars in millions):

	December 31,	December 31,
	2004	2003
Deferred income tax assets:
Net operating loss carryforward	$524.2	$488.4
Employee benefits	77.3	65.1
Alternative minimum tax carryforward	36.9	36.9
Intangible assets	25.1	30.8
Other	63.7	49.8
Total	727.2	671.0

Deferred income tax liabilities:
Tax depreciation in excess of book depreciation	(313.0)	(314.6)
Inventory costing	(11.0)	(15.9)
Basis difference in investment in HIH	(85.1)	(144.5)
Total	(409.1)	(475.0)

Net deferred tax asset before valuation allowance	318.1	196.0
Valuation allowance	(318.4)	(198.5)
Net deferred tax liability	$(0.3)	$(2.5)

Current tax asset	$0.7	$—
Current tax liability	(8.2)	(14.5)
Non-current tax asset	8.2	12.0
Non-current tax liability	(1.0)	—
Total	$(0.3)	$(2.5)

As of December 31, 2004 and 2003, the Company has U.S. Federal net operating loss carryforwards (“NOLs”) of approximately $1,346.8 million and $1,285.3 million, respectively.  The NOLs begin to expire in 2018 and fully expire in 2024. The Company also has NOLs of approximately $45.9 million in various non-U.S. jurisdictions.  While the majority of the non-U.S. NOLs have no expiration date, $9.5 million have a limited life and begin to expire in 2006.

The Company has a valuation allowance against its entire domestic and a portion of its non-U.S. net deferred tax assets. If the valuation allowance is reversed, substantially all of the benefit will be allocated to the income tax provision on the statement of operations. Included in the deferred tax assets at December 31, 2004 and 2003 is approximately $7.7 million of cumulative tax benefit related to equity transactions which will be credited to member’s equity, if and when realized, after the other tax deductions in the carryforwards have been realized.

The Company believes that, as of May 9, 2003, it has undergone an “ownership change” (for purposes of Section 382 of the Internal Revenue Code). The Company’s use of its NOLs is limited in tax periods following the date of the ownership change.  Based upon the existence of significant tax “built-in income” items, the resulting effect of this ownership change on the Company’s ability to utilize its NOLs is not anticipated to be material.

The Company does not provide for income taxes or benefits on the undistributed earnings of its non-U.S. subsidiaries as earnings are reinvested and, in the opinion of management, will continue to be reinvested indefinitely. In consideration of the Company’s structure, upon distribution of these earnings, certain of the Company’s subsidiaries would be subject to both income taxes and withholding taxes in the various non-U.S. jurisdictions.  The undistributed earnings of non-U.S. subsidiaries that are deemed to be permanently invested were $12.8 million at December 31, 2004.  It is not practical to estimate the amount of taxes that might be payable upon such distributions.

As a matter of course, the Company’s subsidiaries are regularly audited by various taxing authorities in both the U.S. and numerous non-U.S. jurisdictions.  The Company believes adequate provision has been made for all outstanding issues for all open years.

15.                               OTHER COMPREHENSIVE INCOME

Other comprehensive income consisted of the following (dollars in millions):

	Accumulated other comprehensive		Other comprehensive income
	income (loss)		Year ended
	December 31, 2004	December 31, 2003	December 31, 2004	December 31, 2003	December 31, 2002

Foreign currency translation adjustments	$21.4	$11.6	$9.8	$23.5	$(8.5)
Unrealized gain on nonqualified plan investments	0.9	0.6	0.3	0.6	—
Unrealized (loss) gain on derivative instruments	(4.8)	(8.6)	3.8	6.7	(5.9)
Cumulative effect of accounting change	—	(1.1)	1.1	(1.1)	—
Minimum pension liability	(42.1)	(18.1)	(24.0)	3.9	(17.2)
Other comprehensive income of unconsolidated affiliates	108.0	52.4	55.6	134.0	42.1
Total	$83.4	$36.8	$46.6	$167.6	$10.5

Items of other comprehensive income of the Company and its consolidated affiliates have been recorded net of tax, with the exception of the foreign currency translation adjustments related to subsidiaries with earnings permanently reinvested.  The tax effect is determined based on the jurisdiction where the income or loss was recognized and is net of valuation allowances that have been recorded.

16.                               STOCKHOLDERS’ AND MEMBER’S EQUITY (DEFICIT)

Effective September 9, 2002, the holders of the preferred and common shares in the Company exchanged their shares for units of membership interest. On September 30, 2002, in connection with the Restructuring, the holders of the units of membership interest contributed their equity units in the Company and its subsidiaries to a newly established holding company, Huntsman Holdings. See “Note 1—General—Company.” As a result, as of December 31, 2004, the Company was an indirect wholly-owned subsidiary of Huntsman Holdings. Because the exchange transactions were between related entities, the exchange of Company units for Huntsman Holdings units was recorded at the historical carrying values.

Prior to September 9, 2002, the Company had outstanding four classes of preferred stock. The liquidation preference for the shares of $1,000 plus accrued dividends, whether or not declared. Dividends range from 8% to 20%. At December 31, 2001, dividends in arrears totaled to $39.1 million. Effective with the conversion to a limited liability corporation, the preferred shares were exchanged for units of membership interest.

17.                               EMPLOYEE BENEFIT PLANS

Defined Benefit and Other Postretirement Benefit Plans

The Company’s employees participate in a trusteed, non-contributory defined benefit pension plan (the “Plan”) that covers substantially all full-time U.S. employees of the Company. The Plan provides benefits based on years of service and final average salary. However, effective July 1, 2004, the existing Plan formula for employees not covered by a collective bargaining agreement was converted to a cash balance design. For represented employees, participation in the cash balance design is subject to the terms of negotiated contracts, and as of July 1, 2004, one collectively bargained unit had negotiated to participate. For participating employees, benefits accrued as of June 30, 2004 under the prior formula were converted to opening cash balance accounts. The new cash balance benefit formula provides annual pay credits from 4% to 12% of eligible pay, depending on age and service, plus accrued interest. Participants in the plan on July 1, 2004 may be eligible for additional annual pay credits from 1% to 8%, depending on their age and service as of that date, for up to five years. The conversion to the cash balance plan did not have a significant impact on the accrued benefit liability, the funded status or ongoing pension expense.

The Company sponsors two noncontributory defined benefit pension plans covering substantially all of its domestic employees and a supplemental executive retirement plan, a non-contributory defined benefit plan covering certain key executives. The Company funds the actuarially computed retirement cost accrued. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future.

The Company also sponsors two unfunded postretirement benefit plans other than pensions, which provide medical and life insurance benefits. In 2004, the health care trend rate used to measure the expected increase in the cost of benefits was assumed to be 10% decreasing to 5% after 2007.

In May 2004, the FASB issued FASB Staff Position (“FSP”) No. 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003.” The FSP provides accounting guidance for the effects of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”) to a sponsor of a postretirement health care plan. On July 1, 2004 the Company adopted the provisions of FSP No. 106-2. The adoption of FSP No. 106-2 reduced the Company’s non-pension postretirement accumulated benefit obligation by approximately $4.7 million, which has been recognized as a change in the Company’s unrecognized actuarial gain/loss. The adoption of FSP No. 106-2 reduced the net periodic postretirement benefit cost recognized during the year ended December 31, 2004 by approximately $0.5 million.

The Company’s measurement date of plan assets and obligations of the plans is December 31.  Accordingly, the following table sets forth the funded status of the plans and the amounts recognized in the consolidated balance sheets at December 31, 2004 and 2003 (dollars in millions):

	Defined Benefit Plans				Other Postretirement Benefit Plans
	2004		2003		2004		2003
	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans
Change in benefit obligation
Benefit obligation at beginning of year	$386.0	$19.7	$337.3	$15.6	$121.2	$0.5	$111.4	$0.4
Service cost	15.0	0.9	11.9	0.8	2.4	—	2.8	—
Interest cost	24.5	1.1	22.7	0.9	6.4	—	7.5	—
Participant contributions	—	0.1	—	0.1	—	—	—	—
Plan amendments	(43.6)	—	0.1	—	—	—	(15.4)	—
Actuarial loss (gain)	31.5	1.4	31.6	0.7	(13.9)	—	22.8	—
Exchange rate changes	—	1.8	—	2.3	—	—	—	0.1
Other	—	—	—	0.2	—	—	—	—
Benefits paid	(18.8)	(0.6)	(17.6)	(0.7)	(8.2)	—	(7.9)	—
Curtailments	—	—	—	—	—	(0.1)	—	—
Settlements/transfers	—	—	—	(0.2)	—	—	—	—
Special termination benefits	—	0.2	—	—	—	—	—	—
Benefit obligation at end of year	$394.6	$24.6	$386.0	$19.7	$107.9	$0.4	$121.2	$0.5

Change in plan assets
Fair value of plan assets at beginning of year	$201.7	$15.3	$159.6	$11.5	$—	$—	$—	$—
Actual return on plan assets	27.5	1.7	41.2	1.7	—	—	—	—
Exchange rate changes	—	1.4	—	1.8	—	—	—	—
Company contributions	22.8	1.2	18.5	0.9	8.3	—	7.9	—
Settlements/Transfers	—	—	—	—	—	—	—	—
Benefits paid	(18.8)	(0.6)	(17.6)	(0.6)	(8.3)	—	(7.9)	—
Fair value of plan assets at end of year	$233.2	$19.0	$201.7	$15.3	$—	$—	$—	$—

Funded status
Funded status	$(161.4)	$(5.5)	$(184.3)	$(4.4)	$(107.9)	$(0.4)	$(121.2)	$(0.5)
Unrecognized net actuarial loss	99.5	1.5	82.1	0.2	54.0	0.2	71.1	0.2
Unrecognized prior service (credit) cost	(36.9)	—	7.6	—	(15.2)	—	(16.9)	0.1
Unrecognized net transition obligation	3.9	3.3	5.0	4.0	—	—	—	—
Accrued benefit cost	$(94.9)	$(0.7)	$(89.6)	$(0.2)	$(69.1)	$(0.2)	$(67.0)	$(0.2)

Amounts recognized in balance sheet:
Accrued benefit cost recognized in accrued liabilities and other noncurrent liabilities	$(141.3)	$(1.3)	$(120.9)	$(1.5)	$(69.1)	$(0.2)	$(67.0)	$(0.2)
Prepaid pension cost	0.8	0.4	0.6	0.4	—	—	—	—
Intangible asset	3.5	0.2	12.6	0.9	—	—	—	—
Accumulated other comprehensive income	42.1	—	18.1	—	—	—	—	—
Accrued benefit cost	$(94.9)	$(0.7)	$(89.6)	$(0.2)	$(69.1)	$(0.2)	$(67.0)	$(0.2)

Components of the net periodic benefit costs for the years ended December 31, 2004, 2003 and 2002 were as follows (dollars in millions):

	Defined Benefit Plans					Other Postretirement
				Non U.S.	Non U.S.	Benefit Plans
	U.S. plans			Plans	plans	U.S. plans
	2004	2003	2002	2004	2003	2004	2003	2002

Service cost	$15.0	$11.9	$10.5	$0.9	$0.8	$2.4	$2.8	$2.6
Interest cost	24.5	22.7	21.8	1.1	0.9	6.4	7.5	7.2
Expected return on assets	(17.4)	(15.6)	(15.5)	(1.1)	(0.9)	—	—	—
Amortization of transition obligation	1.1	1.1	1.1	0.7	0.6	—	(0.2)	(0.2)
Amortization of prior service cost	0.9	0.9	0.9	—	—	(1.7)	—	—
Amortization of actuarial loss	4.0	0.8	0.4	—	—	3.3	2.8	2.0
Net periodic benefit cost	$28.1	$21.8	$19.2	$1.6	$1.4	$10.4	$12.9	$11.6

The following assumptions were used in the above calculations:

	Defined Benefit Plans					Other Postretirement
				Non U.S.	Non U.S.	Benefit Plans
	U.S. plans			plans	plans	U.S. plans
	2004	2003	2002	2004	2003	2004	2003	2002
Weighted-average assumptions as of December 31:
Discount rate	6.00%	6.75%	7.25%	5.49%	5.49%	6.00%	6.00%	6.75%
Expected return on plan assets	8.25%	8.25%	8.25%	7.24%	7.29%	N/A	N/A	N/A
Rate of compensation increase	4.00%	4.00%	4.00%	3.76%	3.76%	4.00%	4.00%	4.00%

The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the defined benefit plans with accumulated benefit obligations in excess of plan assets were as follows (dollars in millions):

	U.S. plans		Non U.S. Plans
	2004	2003	2004	2003
Projected benefit obligation	$394.6	$386.0	$24.6	$19.7
Accumulated benefit obligation	373.7	322.0	19.1	15.7
Fair value of plan assets	233.2	201.7	19.0	15.3

Expected future contributions and benefit payments are as follows for the U.S. plans (dollars in millions):

		Other Postretirement
	Defined Benefit Plans	Benefit Plans
2005 expected employer contributions:
To plan trusts	$21.2	$9.9
To plan participants	3.8	—

Expected benefit payments:
2005	19.3	9.9
2006	20.4	9.7
2007	21.8	9.7
2008	23.6	9.5
2009	24.8	9.4
2010-2014	159.0	45.4

Assumed health care cost trend rates have a significant effect on the amounts reported for the postretirement benefit plans.  A one-percent-point change in assumed health care cost trend rates would have the following effects:

	One-	One-
	Percentage-	Percentage-
	Point	Point
Asset category	Increase	Decrease

Effect on total of service and interest cost	$1.0	$(0.9)
Effect on postretirement benefit obligation	$9.3	$(8.2)

The asset allocation for the Company’s pension plans at the end of 2004 and the target allocation for 2005, by asset category, follow. The fair value of plan assets for these plans is $252.2 million at the end of 2004.  Based upon historical returns, the expectations of the Company’s investment committee and outside advisors, the long term rate of return on these assets is expected to range from 7.24% to 8.25%.

		Allocation at	Allocation at
Asset category	Target Allocation 2005	December 31, 2004	December 31, 2003

Large Cap Equities	25%-35%	29%	28%
Small/Mid Cap Equities	15%-25%	22%	21%
International Equities	10%-20%	16%	15%
Fixed Income	15%-25%	18%	19%
Real Estate/Other	10%-20%	14%	5%
Cash	0%-5%	1%	12%
Total U.S. pension plans		100%	100%

Equity securities in the Company’s pension plans did not include any equity securities of Huntsman Corporation or its affiliates at the end of 2004 or 2003.

The Company’s pension plan assets are managed by outside investment managers; assets are rebalanced based upon market opportunities and the consideration of transactions costs. The company’s strategy with respect to pension assets is to pursue an investment plan that, over the long term is expected to protect the funded status of the plan, enhance the real purchasing power of plan assets, and not threaten the plan’s ability to meet currently committed obligations.

Defined Contribution Plans

The Company has a money purchase pension plan covering substantially all of its domestic employees who have completed at least two years of service. Employer contributions are made based on a percentage of employees’ earnings (ranging up to 8%).

The Company also has a salary deferral plan covering substantially all domestic employees. Plan participants may elect to make voluntary contributions to this plan up to a specified amount of their compensation. The Company contributes an amount equal to one-half of the participant’s contribution, not to exceed 2% of the participant’s compensation.

The Company’s total combined expense for the above defined contribution plans for the years ended December 31, 2004, 2003 and 2002 was approximately $13.3 million, $5.9 million and $11.9 million, respectively.

Effective January 1, 2003, the Company created the Huntsman Supplemental Savings Plan (“SSP”). This is a non-qualified plan covering key management employees of Huntsman LLC and its participating affiliates. This plan allows participants to defer amounts that would otherwise be paid as compensation. The participant can defer up to 50% of their salary and up to 82% of their bonus each year. This plan also provides benefits that would be provided under the Huntsman Salary Deferral Plan if that plan were not subject to legal limits on the amount of contributions that can be allocated to an individual in a single year.

During the year ended December 31, 2004, the Company expensed $0.5 million for the SSP and the Huntsman SERP. During the year ended December 31, 2003, the Company expensed $1.1 million for the SSP and the Huntsman SERP.

Equity Appreciation Rights Plan

Under the terms of the Equity Appreciation Rights Plan, the Company granted equity appreciation rights (“EARs”) to key management employees. The EARs vest at a rate of 25% per year, beginning with the first anniversary of the date of grant and can be exercised anytime within ten years of the date of grant. During the year ended December 31, 2001, 1,065,700 EARs were granted to employees. No awards were subsequently granted. The EARs entitle the employees to receive an amount equal to the increase in the value of a phantom share of Company stock since the date of the grant multiplied by the number of rights granted. There is no right under the EARs to receive any form of stock or equity interest in the Company or any other entity. Compensation expense is recorded for the increase in the value of the rights. No compensation expense was recorded for the years ended December 31, 2004, 2003 or 2002.

As of January 18, 2005, all outstanding EARs have been cancelled.

International Plans

International employees are covered by various post employment arrangements consistent with local practices and regulations. Such obligations are included in the consolidated financial statements in other long-term liabilities.

18.                               RELATED PARTY TRANSACTIONS

The accompanying consolidated financial statements of the Company include the following balances not otherwise disclosed with affiliates of the Company (dollars in millions):

	December 31, 2004	December 31, 2003
Trade receivables:
Huntsman Advanced Materials LLC	$0.1	$—
HMP Equity Holdings	2.3	1.7
Other unconsolidated affiliates	0.2	1.0
HIH	63.4	52.5
Other receivables:
Huntsman Advanced Materials LLC	0.4	1.3
Trade accounts payable:
HIH	27.1	15.6

The Company shares services and resources with HIH and its subsidiaries. In accordance with various agreements with HIH, the Company provides management and operating services and supplies certain raw materials. The accompanying consolidated financial statements of the Company include the following transactions not otherwise disclosed with affiliates, officers and employees of the Company (dollars in millions):

	2004	2003	2002
Sales to:
HIH	$199.3	$200.9	$162.1
Other unconsolidated affiliates	2.0	—	4.1

Inventory purchases from:
HIH	138.4	72.4	57.7
Other unconsolidated affiliates	—	—	—
Operating expenses allocated (to)/from:
HIH	(84.6)	(74.0)	(64.5)
Huntsman Advanced Materials LLC	(2.0)	(0.9)	—
Other affiliates	—	—	2.4

The Company has agreed with the Jon and Karen Huntsman Foundation, a private charitable foundation established by Jon M. and Karen H. Huntsman to further the charitable interests of the Huntsman family, that it will donate its Salt Lake City office building and its option to acquire an adjacent undeveloped parcel of land to the foundation free of debt. The Company has agreed to complete this donation on the earlier of November 30, 2009 or the date on which it occupies less than 20% of the two main floors of the Salt Lake City office building. Under certain circumstances, after the Company makes this donation it will have the right, but not the obligation, to lease space in the Salt Lake City office building from the foundation.

19.                               COMMITMENTS AND CONTINGENCIES

Purchase Commitments

The Company has various purchase commitments extending through 2023 for materials and supplies entered into in the ordinary course of business. The purchase commitments are contracts that require minimum volume purchases. Certain contracts allow for changes in minimum required purchase volumes in the event of a temporary or permanent shutdown of a facility. The contractual purchase price for substantially all of these contracts require minimum payments, even if no volume is purchased. These contracts approximate $14 million annually through 2005, decreasing to approximately $9 million through 2011. Historically, the Company has not made any minimum payments under its take or pay contracts without taking product.

Legal Matters

The Company is a party to various lawsuits brought by persons alleging personal injuries and/or property damage based upon alleged exposure to toxic air emissions. For example, since June 2003, a number of lawsuits have been filed in state district court in Jefferson County, Texas against several local chemical plants and refineries, including the Company’s subsidiary, Huntsman Petrochemical Corporation. Generally, these lawsuits alleged that the refineries and chemical plants located in the vicinity of the plaintiffs’ homes discharged chemicals into the air that interfere with use and enjoyment of property and cause health problems and/or property damages.  None of these lawsuits included the amount of damages being sought. Because these cases are still in the initial stages, the Company does not have sufficient information at the present time to estimate the amount or range of reasonably possible loss.  The following table presents information about the number of claims asserting damages based upon alleged exposure to toxic air emissions for the periods indicated.  Claims include all claims for which service has been received by the Company, and each such claim represents a plaintiff who is pursuing a claim against it.

	Year ended	Year ended
	December 31, 2004	December 31, 2003
Claims filed during period	214	721
Claims resolved during period	51	—
Claims unresolved at end of period	884	721

As of June 30, 2005, all claims filed have been resolved through dismissal and/or settlement.

In addition, the Company has been named as a “premises defendant” in a number of asbestos exposure cases, typically a claim by a non-employee of exposure to asbestos while at a facility.  These cases typically involve multiple plaintiffs bringing actions against multiple defendants, and the complaint does not indicate which plaintiffs are making claims against which defendants, where or how the alleged injuries occurred, or what injuries each plaintiff claims.  These facts, which are central to any estimate of probable loss, can be learned only through discovery.

Where the alleged exposure occurred prior to the Company’s ownership or operation of the relevant “premises,” the prior owners and operators generally have contractually agreed to retain liability for, and to indemnify the Company against, asbestos exposure claims.  This indemnification is not subject to any time or dollar amount limitations.  Upon service of a complaint in one of these cases, the Company tendered it to the prior owner or operator.  None of the complaints in these cases state the amount of damages being sought.  The prior owner or operator accepts responsibility for the conduct of the defense of the cases and payment of any amounts due to the claimants.  In the Company’s ten-year experience with tendering these cases, the Company has not made any payment with respect to any tendered asbestos cases.  The Company believes that the prior owners or operators have the intention and ability to continue to honor their indemnities, although the Company cannot provide assurance that they will continue to do so or that the Company will not be liable for these cases if they do not.

The following table presents for the periods indicated certain information about cases for which service has been received that the Company has tendered to the prior owner or operator, all of which have been accepted.

	Year ended	Year ended	Year ended
	December 31, 2004	December 31, 2003	December 31, 2002
Tendered during the period	94	94	70
Resolved during the period	65	51	46
Unresolved at the end of the period	398	369	326

The Company has never made any payments with respect to these cases.  As of December 31, 2004, the Company had an accrued liability of $12.5 million relating to these cases and a corresponding receivable of $12.5 million relating to the Company’s indemnity protection with respect to these cases.  The Company cannot provide assurance that its liability will not exceed its accruals or that its liability associated with these cases would not be material to its financial condition, results of operations or liquidity.

Certain cases in which the Company is a “premises defendant” are not subject to indemnification by prior owners or operators.  The following table presents for the periods indicated certain information about these cases.  Cases include all cases for which service has been received by the Company.

	Year ended	Year ended	Year ended
	December 31, 2004	December 31, 2003	December 31, 2002
Filed during period	23	28	15
Resolved during the period	42	6	2
Unresolved at the end of the period	29	48	26

The Company paid gross settlement costs for asbestos exposure cases that are not subject to indemnification of approximately $0.9 million, $0.3 million and $1.1 million in 2004, 2003 and 2002, respectively.

As of December 31, 2004, the Company had accrued reserves of $0.9 million relating to three of these 29 cases.  The Company cannot provide assurance that its liability will not exceed its accruals or that its liability associated with these cases would not be material to its financial condition, results of operations or liquidity.

The Company is a party to various other proceedings instituted by private plaintiffs, governmental authorities and others arising under provisions of applicable laws, including various environmental, products liability and other laws. Except as otherwise disclosed in this report, the Company does not believe that the outcome of any of these matters will have a material adverse effect on its financial condition, results of operations or liquidity.

20.                               FAIR VALUE OF FINANCIAL INSTRUMENTS

	As of December 31,
	2004		2003
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(Dollars in Millions)
Non-qualified employee benefit plan investments	$4.3	$4.3	$2.7	$2.7
Long-term debt	1,978.2	2,144.1	1,867.6	1,886.7

Long-Term Debt

Interest rates that are currently available to the Company for issuance of debt with similar terms and remaining maturities are used to estimate fair value for debt issues that are not quoted on an exchange.

Other Financial Instruments

The carrying amount reported in the balance sheets for cash and cash equivalents, accounts receivable, and accounts payable approximates fair value because of the immediate or short-term maturity of these financial instruments.

The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2004 and 2003. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since December 31, 2004, and current estimates of fair value may differ significantly from the amounts presented herein.

21.                               ENVIRONMENTAL MATTERS

General

The Company is subject to extensive federal, state, local and foreign laws, regulations, rules and ordinances relating to pollution, protection of the environment and the generation, storage, handling, transportation, treatment, disposal and remediation of hazardous substances and waste materials. In the ordinary course of business, the Company is subject to frequent environmental inspections and monitoring and occasional investigations by governmental enforcement authorities. In addition, the Company’s production facilities require operating permits that are subject to renewal, modification and, in certain circumstances, revocation. Actual or alleged violations of environmental laws or permit requirements could result in restrictions or prohibitions on plant operations, substantial civil or criminal sanctions, as well as, under some environmental laws, the assessment of strict liability and/or joint and several liability. Moreover, changes in environmental regulations could inhibit or interrupt the Company’s operations, or require it to modify its facilities or operations. Accordingly, environmental or regulatory matters may cause the Company to incur significant unanticipated losses, costs or liabilities.

Environmental, Health and Safety Systems

The Company is committed to achieving and maintaining compliance with all applicable environmental, health and safety (“EHS”) legal requirements, and the Company has developed policies and management systems that are intended to identify the multitude of EHS legal requirements applicable to its operations, enhance compliance with applicable legal requirements, ensure the safety of its employees, contractors, community neighbors and customers and minimize the production and emission of wastes and other pollutants. Although EHS legal requirements are constantly changing and are frequently difficult to comply with, these EHS management systems are designed to assist the Company in its compliance goals while also fostering efficiency and improvement and minimizing overall risk to the Company.

EHS Capital Expenditures

The Company may incur future costs for capital improvements and general compliance under EHS laws, including costs to acquire, maintain and repair pollution control equipment. For the years ended December 31, 2004, 2003 and 2002, the Company’s capital expenditures for EHS matters totaled $26.4 million, $15.8 million and $30.3 million, respectively. Since capital expenditures for these matters are subject to evolving regulatory requirements and depend, in part, on the timing, promulgation and enforcement of specific requirements, the Company cannot provide assurance that its recent expenditures will be indicative of future amounts required under EHS laws.

Governmental Enforcement Proceedings

On occasion, the Company receive notices of violation, enforcement and other complaints from regulatory agencies alleging non-compliance with applicable EHS law. By way of example, the Company is aware of the individual matters set out below, which it believes to be the most significant presently pending matters and unasserted claims. Although the Company may incur costs or penalties in connection with the governmental proceedings discussed below, based on currently available information and its past experience, the Company believes that the ultimate resolution of these matters will not have a material impact on its results of operations, financial position or liquidity.

In May 2003, the State of Texas settled an air enforcement case with the Company relating to its Port Arthur plant. Under the settlement, the Company is required to pay a civil penalty of $7.5 million over more than four years, undertake environmental monitoring projects totaling about $1.5 million in costs, and pay $0.4 million in attorney’s fees to the Texas Attorney General. As of December 31, 2004, the Company has paid $1.8 million toward the penalty and $0.4 million for the attorney’s fees. The monitoring projects are underway and on schedule. The Company does not anticipate that this settlement will have a material adverse effect on its results of operations, financial position or liquidity.

In the third quarter of 2004, the Company’s Jefferson County, Texas facilities received notification from the Texas Commission on Environmental Quality (“TCEQ”) of potential air emission violations relating to the operation of cooling towers at three of its plants and alleged upset air emissions. TCEQ proposed penalties of $0.2 million for the alleged upset violations and $0.1 million for the alleged cooling tower violations.  In the second quarter of 2005, TCEQ proposed a penalty of $0.1 million related to alleged upset emissions at our Port Neches facilities in late 2004 and early 2005.  Additionally, based on allegations of separate upset-related violations at our Port Neches facilities occurring in mid-2004 to early 2005, the TCEQ has proposed a separate penalty of $0.1 million.  Negotiations are anticipated between the Company and TCEQ with respect to the resolution of these alleged violations. The Company does not believe that the resolution of these matters will have a material adverse impact on our results of operations, financial position or liquidity.

By letter dated March 17, 2005, the TCEQ notified the Company that it intends to pursue an enforcement action as a result of various upset emission events occurring at the Company’s Port Arthur facility between August 2003 and the end of 2004. TCEQ alleged that each upset event is a separate violation of its air emission rules and proposed a civil penalty of $0.1 million.  In a similar vein, the TCEQ issued a Notice of Enforcement to the Company on February 16, 2005 for alleged violations at the Company’s Port Neches plants arising out of upset emission events on various dates in 2004. TCEQ has not yet proposed a penalty in this second matter, although the Company anticipates that it will. The Company will seek to negotiate a settlement with TCEQ on all of the alleged violations. The Company does not believe that the resolution of these matters will result in the imposition of costs material to its results of operations, financial position or liquidity.

See “Note 19 Commitments and Contingencies—Legal Matters” for a discussion of environmental lawsuits brought by private party plaintiffs.

Remediation Liabilities

The Company has incurred, and it may in the future incur, liability to investigate and clean up waste or contamination at its current or former facilities or facilities operated by third parties at which it may have disposed of waste or other materials. Similarly, the Company may incur costs for the cleanup of wastes that were disposed of prior to the purchase of the Company’s businesses. Under some circumstances, the scope of the Company’s liability may extend to damages to natural resources. Specifically, under the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), and similar state laws, a current or former owner or operator of real property may be liable for remediation costs regardless of whether the release or disposal of hazardous substances was in compliance with law at the time it occurred, and a current owner or operator may be liable regardless of whether it owned or operated the facility at the time of the release. In addition, under the U.S. Resource Conservation and Recovery Act of 1976, as amended (“RCRA”), and similar state laws, the Company may be required to remediate contamination originating from its properties as a condition to its hazardous waste permit. For example, the Company’s Odessa, Port Arthur, and Port Neches facilities in Texas are the subject of ongoing remediation requirements under RCRA authority. In many cases, the Company’s potential liability arising from historical contamination is based on operations and other events occurring prior to the Company’s ownership of the relevant facility. In these situations, the Company frequently obtained an indemnity agreement from the prior owner addressing remediation liabilities arising from pre-closing conditions. The Company has successfully exercised its rights under these contractual covenants for a number of sites, and where applicable, mitigated its ultimate remediation liability. The Company cannot provide assurance, however, that all of such matters will be subject to indemnity or that its existing indemnities will be sufficient to cover its liabilities for such matters.

The Company has been notified by third parties of claims against it or its subsidiaries for cleanup liabilities at approximately 12 former facilities and other third party sites, including but not limited to sites listed under CERCLA. Based on current information and past experience at other CERCLA sites, the Company does not expect any of these third-party claims to result in material liability to it.

One of these sites, the North Maybe Canyon CERCLA site, includes an abandoned phosphorous mine located in a U.S. National Forest in Idaho. The North Maybe Canyon mine may have been operated by one of the Company’s predecessors for approximately two out of the eight years (1964 to 1972) during which it held mining leases in the area. In 2004, the Company received from the Forest Service a notice of potential liability for the mine under CERCLA. According to information from the U.S. government, North Maybe Canyon was actively mined for a total of about 20 years. The current owner, NuWest Industries, Inc., a subsidiary of Agrium, Inc., operated the mine for at least six of those years. Under an administrative order with the Forest Service and other governmental agencies, NuWest is currently undertaking an investigation of the site, with a specific focus on the release of selenium-contaminated surface water into streams in the area.  By letter dated May 27, 2005, the Forest Service put the Company (as well as NuWest and Wells Cargo, Inc.) on notice that it is demanding payment of its incurred costs in the amount of $0.1 million.  The letter also indicated that the Forest Service wishes to initiate negotiations on a response action at the site with the objective of putting a Consent Decree in place obligating NuWest, Wells Cargo and the Company to conduct and fund that action.  The Company is currently investigating the factual issues concerning anticipated allocation and response action issues.  The Company has initiated contact with the Forest Service and the other potentially responsible persons (“PRPs”) to determine whether to pursue negoations.  The Company does not currently have sufficient information to estimate actual remediation costs or its actual liability, if any, for investigation and cleanup of the North Maybe Canyon site.

At another of these sites, the Seaboard Chemical Corporation facility in Jamestown, North Carolina, a removal action under CERCLA was first initiated in 1992.  In December 1995, the Company along with hundreds of other PRPs, entered into an administrative order on consent with the State requiring the PRP group to conduct a remedial investigation/feasibility study (“RI/FS”).  The initial RI/FS was submitted to the State in mid-1999.  Based on the investigative work, the PRP group proposed a remediation plan for the site in early 2005.  That plan has now been accepted by the State and a draft consent order for implementation is being negotiated.  Additionally, the PRPs developed allocation numbers based on relative waste contribution, with the Company’s share set at 2.84%.  Based on the total estimated cost of remediation, the Company has recorded an accrual of $0.3 million.

Environmental Reserves

The Company has established financial reserves relating to anticipated environmental cleanup obligations, site reclamation and closure costs and known penalties. Liabilities are recorded when potential liabilities are either known or considered probable and can be reasonably estimated. The Company’s liability estimates are based upon available facts, existing technology and past experience. On a consolidated basis, the Company has accrued approximately $13.9 million and $17.6 million for environmental liabilities as of December 31, 2004 and 2003, respectively. Of these amounts, approximately $2.0 million and $2.9 million are classified as accrued liabilities on the Company’s consolidated balance sheets as of December 31, 2004 and 2003, respectively, and approximately $11.9 million and $14.7 million are classified as other noncurrent liabilities on the Company’s consolidated balance sheets as of December 31, 2004 and 2003, respectively. These accruals include approximately $6.3 million and $6.0 million, respectively, for environmental remediation liabilities. In certain cases, the

Company’s remediation liabilities are payable over periods of up to 30 years. The Company may incur losses for environmental remediation in excess of the amounts accrued; however, the Company is not able to estimate the amount or range of such losses.

Regulatory Developments

Under the European Union (“EU”) Integrated Pollution Prevention and Control Directive (“IPPC”), EU member governments are to adopt rules and implement a cross-media (air, water and waste) environmental permitting program for individual facilities. While the EU countries are at varying stages in their respective implementation of the IPPC permit program, the Company has submitted all necessary IPPC permit applications required to date, and in some cases received completed permits from the applicable government agency. The Company expects to submit all other IPPC applications and related documents on a timely basis as the various countries implement the IPPC permit program. Although the Company does not know with certainty what each IPPC permit will require, it believes, based upon its experience with the permits received to date, that the costs of compliance with the IPPC permit program will not be material to its results of operations, financial position or liquidity.

In October 2003, the European Commission adopted a proposal for a new EU regulatory framework for chemicals. Under this proposed new system called “REACH” (Registration, Evaluation and Authorization of Chemicals), companies that manufacture or import more than one ton of a chemical substance per year would be required to register such manufacture or import in a central database. The REACH initiative, as proposed, would require risk assessment of chemicals, preparations (e.g., soaps and paints) and articles (e.g., consumer products) before those materials could be manufactured or imported into EU countries. Where warranted by a risk assessment, hazardous substances would require authorizations for their use. This regulation could impose risk control strategies that would require capital expenditures by the Company. As proposed, REACH would take effect in three primary stages over the eleven years following the final effective date (assuming final approval). The impacts of REACH on the chemical industry and on the Company are unclear at this time because the parameters of the program are still being actively debated.

MTBE Developments

The Company currently markets approximately 95% of its MTBE to customers located in the U.S. for use as a gasoline additive. The presence of MTBE in some groundwater supplies in California and other U.S.states (primarily due to gasoline leaking from underground storage tanks) and in surface water (primarily from recreational watercraft) has led to public concern about MTBE’s potential to contaminate drinking water supplies.  Heightened public awareness regarding this issue has resulted in state, federal and foreign initiatives to rescind the federal oxygenate requirements for reformulated gasoline or restrict or prohibit the use of MTBE in particular.  For example, California, New York and Connecticut have adopted rules that prohibit the use of MTBE in gasoline sold in those states.  Overall, states that have taken some action to prohibit or restrict the use of MTBE in gasoline account for a substantial portion of the “pre-ban” U.S. MTBE market.  Thus far, attempts by other to challenge these state bans in federal court under the reformulated gasoline provisions of the federal Clean Air Act have been unsuccessful.

In August 2005, the Energy Policy Act of 2005 was signed into law.  The new law will likely have an adverse impact on the Company’s MTBE business in the U.S., although a full evaluation of the law’s provisions is underway and the extent of potential impacts, if any is unclear.  The new legislation mandates increased use of renewable fuels and eliminates the oxygenate requirement for reformulated gasoline established by the 1990 Clean Air Act Amendments, and the combination of these two provisions could substantially reduce the market for MTBE in the U.S.  However, unlike previously proposed federal legislation, the new law does not purport to ban the use of MTBE as a motor vehicle fuel additive.  Thus, the Company does not believe it will prevent it from either manufacturing MTBE in the Company’s plants or offering MTBE for sale in the U.S.  A significant reduction in demand for the Company’s MTBE could result in a material loss in revenues or material costs or expenditures.  As an alternative to selling MTBE in the U.S., the Company believes it will be able to export MTBE to Europe, Asia or Latin America, although this may produce a lower level of cash flow than the sale of MTBE in the U.S.  The Company may also elect to use all or a portion of its precursor TBA to produce saleable products other than MTBE.  If the Company opts to produce products other than MTBE, necessary modifications to its facilities may require significant capital expenditures and the sale of the other products may produce a materially lower level of cash flow than the sale of MTBE.

In September 2002, the EU issued a final risk assessment report on MTBE.  No ban of MTBE was recommended for Europe, although several risk reduction measures relating to storage and handling of MTBE-containing fuel were recommended.

A number of lawsuits have been filed, primarily against gasoline manufacturers, marketers and distriubutors, by persons seeking to recover damages allegedly arising from the presence of MTBE in groundwater.  The Company has not been named as a defendant in any litigation concerning the environmental effects of MTBE.  However, the Company cannot provide assurances that it will not be involved in any litigation or that such litigation will not have a material adverse effect on its results of operations, financial position or liquidity.

22.                               OTHER OPERATING INCOME

Other operating income consisted of the following (dollars in millions):

	Year ended December 31,
	2004	2003	2002
Foreign exchange (gains) losses	$(4.9)	$(2.2)	$3.2
Legal and contract settlements - net	—	(2.0)	—
Other	(6.7)	(4.1)	(4.2)
Total other operating income	$(11.6)	$(8.3)	$(1.0)

23.                               OTHER EXPENSE

Other expense consisted of the following significant items (dollars in millions):

	Year ended December 31,
	2004	2003	2002
Loss on early extinguishment of debt	$(6.1)	$—	$(6.7)
Other	(0.1)	(0.9)	(0.9)
Total other expense	$(6.2)	$(0.9)	$(7.6)

24.                               OPERATING SEGMENT INFORMATION

We derive our revenues, earnings and cash flows from the manufacture and sale of a wide variety of differentiated and commodity chemical products. The Company has three reportable operating segments: Performance Products, Polymers, and Base Chemicals.

The major products of each reportable operating segment are as follows:

Segment	Products
Performance Products	Amines, surfactants, linear alkylbenzene, maleic anhydride, other performance chemicals and glycols and technology licenses
Polymers	Ethylene (produced at the Odessa, Texas facilities primarily for internal use), polyethylene, polypropylene, expandable polystyrene, styrene and other polymers
Base Chemicals	Olefins (primarily ethylene and propylene), butadiene, MTBE, benzene, cyclohexane and paraxylene

Sales between segments are generally recognized at external market prices and eliminate upon consolidation (dollars in millions).

	Year Ended
	December 31,	December 31,	December 31,
	2004	2003	2002
Revenues:
Performance Products	$1,282.7	$1,112.2	$1,028.2
Polymers	1,451.8	1,155.5	840.2
Base Chemicals	1,764.4	1,238.3	996.2
Eliminations	(307.3)	(272.4)	(203.6)
Total	$4,191.6	$3,233.6	$2,661.0
Segment EBITDA (1)
Performance Products	$160.0	$144.0	$164.4
Polymers	77.6	80.8	74.7
Base Chemicals	69.3	(6.0)	44.7
Corporate and other (2)	(164.1)	(170.6)	(132.3)
Total	$142.8	$48.2	$151.5
Segment EBITDA (1)	$142.8	$48.2	$151.5
Interest expense, net	(178.8)	(150.3)	(192.7)
Income tax expense	(7.8)	(16.1)	(8.5)
Cumulative effect of accounting change	—	—	169.7
Depreciation and amortization	(133.1)	(130.0)	(152.7)
Net loss	$(176.9)	$(248.2)	$(32.7)
Depreciation and Amortization:
Performance Products	$40.8	$43.9	$68.9
Polymers	59.4	51.4	45.7
Base Chemicals	29.3	26.5	46.7
Corporate and other	3.6	8.2	(8.6)
Total	$133.1	$130.0	$152.7
Capital Expenditures:
Performance Products	$31.5	$30.7	$26.5
Polymers	14.5	25.9	18.3
Base Chemicals	16.2	21.4	15.5
Corporate and other	6.1	11.7	9.9
Total	$68.3	$89.7	$70.2
Total Assets:
Performance Products	$846.8	$778.0
Polymers	878.7	776.2
Base Chemicals	554.6	507.8
Corporate and other	337.3	467.3
Eliminations	34.9	—
Total	$2,652.3	$2,529.3

(1)                                  EBITDA is defined as net loss before interest, income tax, depreciation and amortization, and cumulative effect of accounting changes.

(2)                                  EBITDA from corporate and other items includes unallocated corporate overhead, foreign exchange gains or losses and other non-operating income (expense).

	2004	2003	2002
By Geographic Area
Revenues:
United States	$3,775.4	$2,873.3	$2,491.5
Other nations	416.2	360.3	169.5
Total	$4,191.6	$3,233.6	$2,661.0

Long-lived assets (1):
United States	$1,135.0	$1,179.3
Other nations	97.1	114.7
Total	$1,232.1	$1,294.0

(1)                                  Long lived assets are made up of property, plant and equipment.

HUNTSMAN LLC AND SUBSIDIARIES

INDEX TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Unaudited Condensed Consolidated Balance Sheets as of June 30, 2005 and December 31, 2004
Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) for the Three and Six Months ended June 30, 2005 and 2004
Unaudited Condensed Consolidated Statements of Member’s Equity (Deficit) for the Six Months ended June 30, 2005
Unaudited Condensed Consolidated Statements of Cash Flows for the Six Months ended June 30, 2005 and 2004
Notes to Unaudited Condensed Consolidated Financial Statements

HUNTSMAN LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in Millions)

	June 30, 2005	December 31, 2004
ASSETS

Current assets:
Cash and cash equivalents	$14.2	$11.7
Restricted cash	13.5	8.9
Accounts and notes receivable (net of allowance for doubtful accounts of $9.0 and $7.7, respectively)	494.8	540.3
Accounts receivable from affiliates	78.5	64.4
Inventories	356.2	338.8
Prepaid expenses	1.8	21.9
Deferred income taxes	0.5	0.7
Other current assets	1.9	1.6
Total current assets	961.4	988.3

Property, plant and equipment, net	1,211.2	1,232.1
Investment in unconsolidated affiliates	197.9	196.0
Intangible assets, net	30.7	32.4
Goodwill	3.3	3.3
Deferred income taxes	8.3	8.2
Receivables from affilitates	9.5	12.8
Other noncurrent assets	162.2	179.2
Total assets	$2,584.5	$2,652.3

LIABILITIES AND MEMBER’S EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$319.7	$318.4
Accounts payable to affiliates	15.4	21.6
Accrued liabilities	199.5	233.7
Deferred income taxes	8.3	8.2
Current portion of long-term debt	4.6	25.3
Total current liabilities	547.5	607.2

Long-term debt	1,554.6	1,912.0
Long-term debt to affiliates	—	40.9
Deferred income taxes	0.4	1.0
Other noncurrent liabilities	269.2	271.9
Total liabilities	2,371.7	2,833.0

Commitments and contingencies (Note 15 and 16)

Member’s equity (deficit):
Member’s equity, 10,000,000 units	1,428.4	1,095.2
Accumulated deficit	(1,230.3)	(1,359.3)
Accumulated other comprehensive income	14.7	83.4
Total member’s equity (deficit)	212.8	(180.7)
Total liabilities and member’s equity (deficit)	$2,584.5	$2,652.3

See accompanying notes to unaudited condensed consolidated financial statements.

HUNTSMAN LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

(Dollars in Millions)

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
Revenues:
Trade sales	$1,095.8	$914.4	$2,223.9	$1,800.5
Related party sales	72.9	54.6	149.3	108.2
Total revenues	1,168.7	969.0	2,373.2	1,908.7
Cost of goods sold	1,054.8	916.8	2,097.9	1,787.5
Gross profit	113.9	52.2	275.3	121.2

Expenses:
Selling, general and administrative	46.5	37.8	85.0	72.5
Research and development	5.5	5.8	10.6	11.4
Other operating income	(0.5)	(3.8)	(2.2)	(5.2)
Restructuring and plant closing costs	0.9	25.6	4.3	25.6
Total expenses	52.4	65.4	97.7	104.3
Operating income (loss)	61.5	(13.2)	177.6	16.9

Interest expense, net	(37.7)	(42.1)	(78.4)	(88.9)
Equity in income (losses) of investment in unconsolidated affiliates	35.0	(70.8)	69.9	(109.9)
Other expense	(1.6)	(2.1)	(40.1)	(3.7)
Income (loss) before income taxes	57.2	(128.2)	129.0	(185.6)
Income tax (expense) benefit	(0.8)	(1.6)	—	0.8
Net income (loss)	56.4	(129.8)	129.0	(184.8)

Other comprehensive loss	(42.0)	(11.9)	(68.7)	(10.5)
Comprehensive income (loss)	$14.4	$(141.7)	$60.3	$(195.3)

See accompanying notes to unaudited condensed consolidated financial statements.

HUNTSMAN LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF MEMBER’S EQUITY (DEFICIT)

(UNAUDITED)

(Dollars in Millions)

				Accumulated other
	Member’s equity		Accumulated	Comprehensive
	Units	Amount	Deficit	income (loss)	Total
Balance, December 31, 2004	10,000,000	$1,095.2	$(1,359.3)	$83.4	$(180.7)
Net income	—	—	129.0	—	129.0
Other comprehensive loss	—	—	—	(68.7)	(68.7)
Contribution from parent	—	333.2	—	—	333.2
Balance, June 30, 2005	10,000,000	$1,428.4	$(1,230.3)	$14.7	$212.8

See accompanying notes to unaudited condensed consolidated financial statements.

HUNTSMAN LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(Dollars in Millions)

	Six months ended June 30,
	2005	2004
Operating Activities:
Net income (loss)	$129.0	$(184.8)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Equity in (income) losses of investment in unconsolidated affiliates	(69.9)	109.9
Depreciation and amortization	63.0	66.6
Provision for (recovery of) losses on accounts receivable	1.4	(0.7)
Loss on disposal of assets	1.0	0.7
Loss on early extinguishment of debt	38.6	4.2
Noncash interest expense	4.4	3.5
Noncash interest expense on affiliate debt	—	0.3
Noncash restructuring and plant closing costs	—	21.5
Deferred income taxes	—	(0.9)
Unrealized loss on foreign currency transactions	0.8	—
Changes in operating assets and liabilities:
Accounts and notes receivables	40.7	(58.1)
Inventories	(19.2)	12.3
Prepaid expenses	20.2	25.6
Other current assets	(0.6)	(1.6)
Other noncurrent assets	3.2	(25.3)
Accounts payable	(23.4)	52.1
Accrued liabilities	(32.7)	(23.8)
Other noncurrent liabilities	2.3	(2.1)
Net cash provided by (used in) operating activities	158.8	(0.6)

Investing Activities:
Capital expenditures	(34.5)	(29.5)
Net cash received from unconsolidated affiliates	1.7	—
Change in restricted cash	(4.6)	(3.0)
Net cash used in investing activities	(37.4)	(32.5)

Financing Activities:
Net (repayment) borrowings under revolving loan facilities	(53.0)	74.3
Repayment of long-term debt	(366.5)	(430.3)
Issuance of senior unsecured notes	—	400.0
Net borrowings from affiliate	—	0.1
Cost of early extinguishment of debt	(31.7)	—
Debt issuance costs paid	(0.2)	(12.1)
Capital contribution from parent	333.2	—
Net cash (used in) provided by financing activities	(118.2)	32.0

Effect of exchange rate changes on cash	(0.7)	(0.8)

Increase (decrease) in cash and cash equivalents	2.5	(1.9)
Cash and cash equivalents at beginning of period	11.7	19.5
Cash and cash equivalents at end of period	$14.2	$17.6

Supplemental cash flow information:
Cash paid for interest	$85.4	$78.6
Cash paid for income taxes	0.8	16.7

See accompanying notes to unaudited condensed consolidated financial statements.

HUNTSMAN LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

1.                                     GENERAL

Certain Definitions

For convenience in this report, the terms “Company,” “our,” “us” or “we” may be used to refer to Huntsman LLC and, unless the context otherwise requires, its subsidiaries. In this report, “HI” refers to Huntsman International LLC, “HIH” refers to Huntsman International Holdings LLC, “Huntsman Specialty” refers to Huntsman Specialty Chemicals Corporation, “HMP” refers to HMP Equity Holdings Corporation, “Huntsman Holdings” refers to Huntsman Holdings, LLC, “Huntsman Corporation” refers to Huntsman Corporation and its predecessors, and, unless the context otherwise requires, their subsidiaries, “AdMat” refers to Huntsman Advanced Materials LLC and, unless the context otherwise requires, its subsidiaries, and “MatlinPatterson” refers to MatlinPatterson Global Opportunities Partners L.P. and its affiliates.

Company

We are a Utah limited liability company and all of our units of interest are owned by Huntsman Corporation.

Prior to February 16, 2005, we were owned by HMP. On February 16, 2005, Huntsman Corporation completed an initial public offering of common and mandatory convertible preferred stock. Net proceeds to Huntsman Corporation from the offering were approximately $1,500 million, substantially all of which has been used to repay outstanding indebtedness of certain of Huntsman Corporation’s subsidiaries, including HMP, our Company and HIH. In connection with the offering, Huntsman Corporation and certain affiliates engaged in a series of reorganization transactions such that we are now a direct, 100% owned subsidiary of Huntsman Corporation.

HIH is a global manufacturer and marketer of polyurethanes, amines, surfactants, titanium dioxide (“TiO2”) and basic petrochemicals. HIH and its subsidiaries, including HI, are separately financed from us, their debt is non-recourse to us, and we are not obligated to make cash contributions to, or investments in, HIH and its subsidiaries. Prior to February 16, 2005, we owned 60% of the membership interests of HIH. In connection with the Huntsman Corporation reorganization transactions, our ownership of HIH was reduced to 42% effective February 16, 2005 from 60% as of December 31, 2004. For financial reporting purposes this was considered a reorganization of entities under common control, and, beginning in March 2005, we no longer consolidate HIH with our results of operations and have reclassified our financial statements to reflect our membership interest in HIH using the equity method for all periods presented.

Merger into Huntsman International LLC and New Credit Facility

In July 2005, the Company and HIH obtained the required consents from the holders of its senior secured notes (the “HLLC Senior Secured Notes”) and its senior notes (the “HLLC Senior Notes”) to amend certain provisions in the indentures governing these notes. The amendments facilitated the merger of the Company and HIH with and into HI. The amendments included, among other things, an increase in the amount of secured indebtedness we can incur. In addition, with respect to the HLLC Senior Secured Notes, the amendment also provided for the elimination of stock pledges of subsidiaries as collateral under the applicable indentures.

On August 16, 2005, the Company and HIH merged with and into HI. The separate existence of the Company ceased at the time of the merger, and HI succeeded to all the rights and obligations of the Company. The merger of the Company and HIH with and into HI simplified the financing and reporting structure of Huntsman Corporation and facilitated other organizational efficiencies. The Company recently completed the syndication of the new secured credit facility for the merged company. The secured credit facility was comprised of a $1.85 billion term loan due 2012 and a $650 million revolving loan facility due 2011. Interest rate margins under the secured credit facility are at LIBOR plus 1.75%. Proceeds from the new credit facility were used to repay outstanding borrowings under the Company’s existing senior secured credit facilities, HI’s senior secured credit facilities and certain other debt. The Company completed the merger and related financing on August 16, 2005.

Business

We are a manufacturer and marketer of a wide range of chemical products that are sold to diversified consumer and industrial end markets. We have manufacturing facilities located in North America, Europe and Australia and sell our products globally through our three principal operating segments: Performance Products, Polymers and Base Chemicals.

Principles of Consolidation

Our condensed consolidated financial statements include the accounts of our wholly-owned and majority-owned subsidiaries and any variable interest entities for which we are the primary beneficiary.

Interim Financial Statements

Our unaudited interim condensed consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and in management’s opinion, reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of results of operations, financial position and cash flows for the periods presented. Results for interim periods are not necessarily indicative of those to be expected for the full year. These condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes to consolidated financial statements included in this Current Report on Form 8-K.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.                                     RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In January 2003, the Financial Accounting Standards Board (“FASB”) issued Financial Interpretation No. (“FIN”) 46, “Consolidation of Variable Interest Entities.” FIN 46 addresses the requirements for business enterprises to consolidate related entities, for which they do not have controlling interests through voting or other rights, if they are determined to be the primary beneficiary as a result of variable economic interests. Transfers to a qualifying special purpose entity are not subject to this interpretation. In December 2003, the FASB issued a replacement of FIN 46 (FIN 46R), to clarify certain complexities. We adopted this financial interpretation on January 1, 2005, as required. The impact of FIN 46R was not significant.

In November 2004, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 151, “Inventory Costs—an amendment of ARB No. 43.” SFAS No. 151 requires abnormal amounts of idle facility expense, freight, handling costs, and wasted material to be recognized as current-period charges. It also requires that allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. The requirements of the standard will be effective for inventory costs incurred during fiscal years beginning after June 15, 2005. We are reviewing SFAS No. 151 to determine the statement’s impact on our consolidated financial statements.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets—an amendment of APB Opinion No. 29.” SFAS No. 153 addresses the measurement of exchanges of nonmonetary assets and eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in APB Opinion No. 29 and replaces it with an exception for exchanges that do not have commercial substance. SFAS No. 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of this standard are effective for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. We will apply this standard prospectively.

In December 2004, the FASB issued SFAS No. 123R, “Share Based Payment.” SFAS No. 123R requires entities to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost will be recognized over the period during which the employee is required to provide services in exchange for the award. This standard eliminates the alternative to use the intrinsic value method of accounting for share-based payments as previously provided in APB Opinion No. 25, “Accounting for Stock Issued to Employees.” We adopted SFAS No. 123R effective January 1, 2005, and have applied this standard prospectively to share-based awards issued to our employees in connection with Huntsman Corporation’s initial public offering. In connection with Huntsman Corporation’s initial public offering of common and mandatory convertible preferred stock on February 16, 2005, certain of our employees received Huntsman Corporation stock options and restricted stock. Accordingly, we were allocated share-based compensation expense of $2.1 and $2.7 million during the three months ended June 30, 2005 and during the six months ended June 30,

2005. We did not have share-based awards prior to the awards issued in connection with Huntsman Corporation’s initial public offering.

In March 2005, the FASB issued FIN 47, “Accounting for Conditional Asset Retirement Obligations.” FIN 47 clarifies the term conditional asset retirement obligation used in SFAS No. 143, “Accounting for Asset Retirement Obligations,” and clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective no later than the end of December 2005. We are reviewing FIN 47 to determine its impact on our financial statements.

In September 2005, the Emerging Issues Task Force reached a consensus on issue 04-13, “Accounting for Purchases and Sales of Inventory with the Same Counterparty,” that requires companies to recognize an exchange of finished goods for raw materials or work-in-process within the same line of business at fair value. All other exchanges of inventory would be reflected at the recorded amount. We are evaluating the impact of this consensus to determine its impact on our results of operations.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3.” SFAS No. 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change or unless specific transition provisions are proscribed in the accounting pronouncements. SFAS No. 154 does not change the accounting guidance for reporting a correction of an error in previously issued financial statements or a change in accounting estimate. SFAS No. 154 is effective for accounting changes and error corrections made after December 31, 2005. We will apply this standard prospectively.

3.                                     INVENTORIES

Inventories consisted of the following (dollars in millions):

	June 30, 2005	December 31, 2004
Raw materials and supplies	$113.0	$106.0
Work in progress	16.8	16.7
Finished goods	307.2	297.5
Total	437.0	420.2

LIFO reserves	(80.8)	(81.0)
Lower of cost or market reserves	—	(0.4)
Net	$356.2	$338.8

As of June 30, 2005 and December 31, 2004, approximately 55.8% and 56.2%, respectively, of inventories were recorded using the last-in, first-out cost method (“LIFO”). At June 30, 2005 and December 31, 2004, the excess of current cost over the stated LIFO value was $80.8 million and $81.0 million, respectively.

In the normal course of operations, we at times exchange raw materials and finished goods with other companies for the purpose of reducing transportation costs. No gains or losses are recognized on these exchanges and the net open exchange positions are valued at our cost. Net amounts deducted from or added to inventory under open exchange agreements, which represent the net amounts payable or receivable by us under open exchange agreements, were approximately $2.1 million payable and $6.4 million payable (0.1 million and 10.8 million pounds) at June 30, 2005 and December 31, 2004, respectively.

4.                                     PROPERTY, PLANT AND EQUIPMENT

The cost and accumulated depreciation of property, plant and equipment were as follows (dollars in millions):

	June 30, 2005	December 31, 2004
Land	$66.3	$65.9
Buildings	235.6	233.9
Plant and equipment	2,043.6	2,009.0
Construction in progress	64.4	65.7
Total	2,409.9	2,374.5
Less accumulated depreciation	(1,198.7)	(1,142.4)
Net	$1,211.2	$1,232.1

Depreciation expense was $28.0 million and $55.8 million, and $29.8 million and $58.6 million for three and six months ended June 30, 2005 and 2004, respectively.

Property, plant and equipment includes gross assets acquired under capital leases of $4.9 million at both June 30, 2005 and December 31, 2004, respectively; related amounts included in accumulated depreciation were $1.7 million and $1.5 million at June 30, 2005 and December 31, 2004, respectively.

5.                                     INVESTMENT IN UNCONSOLIDATED AFFILIATES

Our ownership percentage and investment in unconsolidated affiliates were as follows (dollars in millions):

	June 30, 2005	December 31, 2004
Equity Method:
Polystyrene Australia Pty Ltd.(50%)	$3.4	$4.7
Sasol-Huntsman GmbH and Co. KG (50%)	19.9	17.5
HIH (42% and 60%, respectively)	172.1	171.3
Total	195.4	193.5
Cost Method:
Gulf Advanced Chemicals Industry Corporation (4%)	2.5	2.5
Total Investment	$197.9	$196.0

The following is summarized statement of operations information for HIH for the three and six months ended June 30, 2005 and 2004 (dollars in millions):

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
Revenues	$1,930.2	$1,605.5	$3,878.5	$3,085.6
Cost of goods sold	1,599.8	1,373.1	3,189.1	2,704.4
Gross profit	330.4	232.4	689.4	381.2
Operating expenses	122.5	251.3	258.8	360.0
Operating income (loss)	207.9	(18.9)	430.6	21.2
Interest expense, net	(53.3)	(91.2)	(137.3)	(188.6)
Other non-operating expense	(4.2)	(3.0)	(43.1)	(6.7)
Income (loss) before income taxes	150.4	(113.1)	250.2	(174.1)
Income tax expense	(33.2)	(4.7)	(56.7)	(8.3)
Loss from discontinued operations	(40.4)	(0.9)	(43.0)	(1.7)
Minority interest in earnings	—	—	(0.1)	—
Net income (loss)	$76.8	$(118.7)	$150.4	$(184.1)

6.                                     INTANGIBLE ASSETS

The gross carrying amount and accumulated amortization of intangible assets were as follows (dollars in millions):

	June 30, 2005			December 31, 2004
	Carrying Amount	Accumulated Amortization	Net	Carrying Amount	Accumulated Amortization	Net
Patents, trademarks, and technology	$38.2	$14.2	$24.0	$57.4	$33.0	$24.4
Licenses and other agreements	14.2	7.5	6.7	18.3	10.9	7.4
Other intangibles	—	—	—	1.3	0.7	0.6
Total	$52.4	$21.7	$30.7	$77.0	$44.6	$32.4

Amortization expense was $1.3 million and $2.2 million, and $1.4 million and $3.0 million for the three and six months ended June 30, 2005 and 2004, respectively.

7.                                     OTHER NONCURRENT ASSETS

Other noncurrent assets consisted of the following (dollars in millions):

	June 30, 2005	December 31, 2004
Prepaid pension costs	$1.3	$1.2
Debt issuance costs, net	20.7	28.9
Capitalized turnaround costs, net	37.7	43.9
Catalyst assets, net	11.9	15.2
Spare parts inventory, net	48.4	46.3
Other noncurrent assets	42.2	43.7
Total	$162.2	$179.2

Amortization expense of catalyst assets was $2.7 million and $5.0 million, and $2.6 million and $4.8 million for the three and six months ended June 30, 2005 and 2004, respectively.

8.                                     ACCRUED LIABILITIES

Accrued liabilities consisted of the following (dollars in millions):

	June 30, 2005	December 31, 2004
Payroll, severance and related costs	$28.5	$28.2
Interest	26.7	38.7
Volume rebate accruals	24.8	30.3
Income taxes	10.8	9.0
Taxes (other than income tax)	19.1	27.6
Restructuring and plant closing costs	7.2	11.2
Environmental accruals	2.0	2.0
Other accrued liabilities	80.4	86.7
Total	$199.5	$233.7

9.                                     OTHER NONCURRENT LIABILITIES

Other noncurrent liabilities consisted of the following (dollars in millions):

	June 30, 2005	December 31, 2004
Pension liabilities	$143.5	$142.6
Other postretirement benefits	68.2	66.3
Environmental accruals	10.2	11.9
Restructuring and plant closing costs	2.7	2.3
Other noncurrent liabilities	44.6	48.8
Total	$269.2	$271.9

10.                              RESTRUCTURING AND PLANT CLOSING COSTS

As of June 30, 2005, accrued restructuring and plant closing costs by type of cost and activity consisted of the following (dollars in millions):

	Workforce reductions(1)	Demolition and decommissioning	Non-cancelable lease costs	Other restructuring costs	Total(2)
Accrued liabilities as of December 31, 2004	$11.0	$2.5	$—	$—	$13.5
2005 charges for 2004 activities	0.3	0.1	—	4.4	4.8
Reversal of reserves no longer required	—	—	—	(0.5)	(0.5)
2005 payments for 2004 activities	(3.9)	(0.1)	(0.5)	(3.3)	(7.8)
Foreign currency effect on reserve balance	(0.1)	—	—	—	(0.1)
Accrued liabilities as of June 30, 2005	$7.3	$2.5	$(0.5)	$0.6	$9.9

(1)                                  Substantially all of the positions terminated in connection with the restructuring programs were terminated under ongoing termination benefit arrangements. Accordingly, the related liabilities were accrued as a one-time charge to earnings in accordance with SFAS No. 112, “Employers’ Accounting for Postemployment Benefits.”

(2)                                  Accrued liabilities by activities were as follows:

	June 30, 2005	December 31, 2004
Accrued liabilities by activities were as follows:
2001 activities	$2.8	$2.8
2004 activities	6.5	10.0
Foreign currency effect on reserve balance	0.6	0.7
Total	$9.9	$13.5

Details with respect to our reserves for restructuring and plant closing costs are provided below by segments and activity (dollars in millions):

	Performance Products	Polymers	Base Chemicals	Total
Accrued liabilities as of December 31, 2004	$7.7	$5.8	$—	$13.5
2005 charges for 2004 activities	1.4	2.9	0.5	4.8
Reversal of reserves no longer required	(0.1)	—	(0.4)	(0.5)
2005 payments for 2004 activities	(3.4)	(4.4)	—	(7.8)
Foreign currency effect on reserve balance	(0.1)	—	—	(0.1)
Accrued liabilities as of June 30, 2005	$5.5	$4.3	$0.1	$9.9

Current portion of restructuring reserve	$5.2	$1.9	$0.1	$7.2
Long-term portion of restructuring reserve	0.3	2.4	—	2.7

Estimated additional future cash charges for current restructuring projects:

Estimated additional charges within one year	$5.6	$—	$—	$5.6

Estimated additional charges beyond one year	$—	$—	$—	$—

As of June 30, 2005 and December 31, 2004, we had reserves for restructuring and plant closing costs of $9.9 million and $13.5 million, respectively. During the six months ended June 30, 2005 we recorded net charges of $4.3 million (all of which is payable in cash) for workforce reductions, non-cancelable lease costs, and other restructuring costs associated with closure or curtailment of activities at our smaller, less efficient manufacturing facilities. During the first six months of 2005, we made cash payments against these reserves of $7.8 million.

As of December 31, 2004, our Performance Products segment reserve consisted of $7.7 million related to various restructuring programs, mainly in connection with the closure of our Guelph, Ontario, St. Louis, Missouri and Austin, Texas facilities. During the six months ended June 30, 2005, our Performance Products segment recorded net restructuring charges of $1.3 million related to 2004 activities and made cash payments of $3.4 million. These restructuring activities are expected to result in additional charges of approximately $6 million through 2006.

As of December 31, 2004, our Polymers segment reserve consisted of $5.8 million related primarily to the closure of a phenol manufacturing unit in Australia and restructuring activities at our Odessa, Texas and Mansonville, Canada facilities. During the six months ended June 30, 2005, our Polymers segment recorded restructuring charges of $2.9 million related to these activities, all of which are payable in cash, and made cash payments of $4.4 million. These restructuring activities are not expected to result in any material additional restructuring charges. During the six months ended June 30, 2005, our Polymers segment made workforce reductions of 7 positions.

During the six months ended June 30, 2005, our Base Chemicals segment recorded restructuring charges of $0.5 million and reversed $0.4 million of accruals related to the relocation of our corporate offices to The Woodlands, Texas and the consolidation of our U.S. purchasing functions which were no longer required.

11.                              LONG-TERM DEBT

Long-term debt outstanding as of June 30, 2005 and December 31, 2004 was as follows (dollars in millions):

	June 30, 2005	December 31, 2004
Senior secured credit facilities:
Term Loan B	$665.0	$715.0
Revolving facility	63.0	125.0
Other debt:
Huntsman LLC senior secured notes	293.4	451.1
Huntsman LLC senior unsecured fixed rate notes	198.0	300.0
Huntsman LLC senior unsecured floating rate notes	100.0	100.0
Huntsman LLC senior subordinated fixed rate notes	44.2	44.2
Huntsman LLC senior subordinated floating rate notes	15.1	15.1
Huntsman Specialty Chemicals Corporation subordinated note	102.0	101.2
Huntsman Australia Holdings Pty Ltd (HCA) credit facilities	47.2	43.2
Huntsman Corporation Chemical Company Australia (HCCA) credit facilities	19.0	16.0
Subordinated note and accrued interest—affiliate	—	40.9
Term note payable to a bank	8.6	9.0
Other	3.7	17.5
Total debt	$1,559.2	$1,978.2
Current portion of long-term debt	$4.6	$25.3
Long-term debt	1,554.6	1,912.0
Long-term debt—affiliate	—	40.9
Total debt	$1,559.2	$1,978.2

Recent Transactions

Huntsman Corporation Initial Public Offering

On February 16, 2005, Huntsman Corporation, our parent corporation, completed an initial public offering of 55,681,819 shares of its common stock sold by Huntsman Corporation and 13,579,546 shares of its common stock sold by a selling stockholder, in each case at a price to the public of $23 per share, and 5,750,000 shares of its 5% mandatory convertible preferred stock sold by Huntsman Corporation at a price to the public of $50 per share. Net proceeds to Huntsman Corporation from the offering were approximately $1.5 billion, substantially all of which was used to repay outstanding indebtedness of certain of Huntsman Corporation’s subsidiaries, including HMP, our Company and HIH as follows:

•                  On February 16, 2005, we used $41.6 million of the net cash proceeds from the offering to redeem in full our subordinated note due Horizon Ventures LLC.

•                  On February 28, 2005, Huntsman Corporation used $1,216.7 million of the net cash proceeds from the offering, along with $35.0 million in available cash, to redeem

•                  all of the outstanding senior secured discount notes due 2008 of HMP,

•                  $452.3 million of the outstanding senior discount notes due 2009 of HIH, and

•                  $159.4 million of our senior secured notes due 2010.

•                  On March 14, 2005, Huntsman Corporation used $151.7 million of the net cash proceeds from the offering to redeem the remaining outstanding senior discount notes due 2009 of HIH, $78.0 million of our senior notes due 2012 and to pay $7.8 million to HMP warrant holders for a certain consent fee.

•                  On March 17, 2005, Huntsman Corporation used $26.8 million of net cash proceeds from the offering to redeem an additional $24.0 million of our senior notes due 2012.

In connection with the repayment of our indebtedness discussed above, we reported a loss on early extinguishment of debt during the first six months of 2005 of $38.6 million.

Merger and Financing

In July 2005, the Company obtained the required consents from the holders of its senior secured notes (the “HLLC Senior Secured Notes”) and its senior notes (the “HLLC Senior Notes”) to amend certain provisions in the indentures governing these notes.  The amendments facilitated the merger of the Company and HIH with and into HI.  The amendments included, among other things, an increase in the amount of secured indebtedness the Company can incur.  In addition, with respect to the HLLC Senior Secured Notes, the amendment also provided for the elimination of stock pledges of subsidiaries as collateral under the applicable indentures.

On August 16, 2005, we and HIH merged with and into HI, with HI continuing in existence as the surviving entity (the “Merger”).  On August 16, 2005, effective upon completion of the Merger, HI repaid its existing secured credit facility, the Company’s secured credit facility and certain other indebtedness with available cash on hand and the proceeds of facilities under a new senior secured credit agreement.  In addition, immediately prior to the Merger, we funded the redemption of our outstanding 9 ½% senior subordinated notes due 2007 and our senior subordinated floating rate notes due 2007, which together had an aggregate outstanding principal amount of approximately $59 million.

As a result of the Merger, HI succeeded to the assets, rights and obligations of the Company.  In particular, HI entered into supplemental indentures under which it assumed the obligations of the Company under its outstanding 11.625% senior secured notes due 2010 ($296 million outstanding principal amount) (the “HLLC Senior Secured Notes”), 11.5% senior notes due 2012 ($198 million outstanding principal amount) and senior floating rate notes due 2011 ($100 million outstanding principal amount).

Senior Secured Credit Facilities (HLLC Credit Facilities)

On October 14, 2004, we completed a $1,065 million refinancing of our senior secured credit facilities (as refinanced, the “HLLC Credit Facilities”). On June 27, 2005, we made a $50 million voluntary prepayment under the term facility portion of the HLLC Credit Facilities. Following this prepayment, the HLLC Credit Facilities consist of a $350 million revolving credit facility due October 2009 (the “HLLC Revolving Facility”) and a $665 million term loan B facility due March 2010 (the “HLLC Term Facility”). Proceeds of the refinancing were used to repay in full the outstanding borrowings under our prior senior secured credit facilities. The HLLC Term Facility has scheduled annual amortization payments of $6.7 million commencing December 31, 2006, with the remaining balance due at maturity.

The HLLC Revolving Facility is secured by a first priority lien on substantially all of our current and intangible assets and those of our domestic restricted subsidiaries; and is secured by a second priority lien on substantially all of our property, plant and equipment and those of our restricted domestic subsidiaries and our indirect equity interest in HIH. The HLLC Term Facility is secured by a first priority lien on substantially all of our property, plant and equipment and that of our restricted domestic subsidiaries and our indirect equity interest in HIH; and by a second priority lien on substantially all of our current and intangible assets and those of our restricted domestic subsidiaries. The HLLC Credit Facilities are also guaranteed by Huntsman Specialty Chemicals Holdings

Corporation and Huntsman Specialty and by our domestic restricted subsidiaries (collectively, the “HLLC Guarantors”). Neither HIH nor HI is our restricted subsidiary and they are not HLLC Guarantors.

The HLLC Revolving Facility is subject to a borrowing base of accounts receivable and inventory and is available for general corporate purposes. Borrowings under the HLLC Revolving Facility bear interest, at our option, at a rate equal to (i) a LIBOR-based eurocurrency rate plus an applicable margin of 2.25%, or (ii) a prime-based rate plus an applicable margin of 1.25%. The HLLC Revolving Facility allows us to borrow up to $50 million secured by letters of credit; however, the $350 million revolving credit facility is reduced dollar-for-dollar by any letters of credit outstanding.

As of June 30, 2005, the weighted average interest rate on our senior credit facilities was 6.3%, excluding the impact of interest rate hedges. As of June 30, 2005, the HLLC Revolving Facility and HLLC Term Facility bear interest at LIBOR plus 2.25% per year and LIBOR plus 3.0% per year, respectively. In accordance with the HLLC Term Facility agreement, as a result of Huntsman Corporation’s initial public offering of common and mandatory convertible preferred stock and the use of offering proceeds for the permanent reduction of indebtedness by us, the HLLC Term Facility interest rate margin decreased from LIBOR plus 3.50% to LIBOR plus 3.0%. The agreements governing the HLLC Credit Facilities contain customary financial covenants; covenants relating to the incurrence of debt, the purchase and sale of assets, limitations on investments and affiliate transactions; change of control provisions; events of default provisions; and acceleration provisions. Management believes that we are in compliance with the covenants of the HLLC Credit Facilities.

See “Recent Transactions” above.

Senior Secured Notes (2003 Secured Notes)

On September 30, 2003, we sold $380 million aggregate principal amount of 11.625% senior secured notes due October 15, 2010 at an issue price of 98.8% (the “September 2003 Offering”). On December 3, 2003, we sold an additional $75.4 million aggregate principal amount of senior secured notes (collectively with the notes sold in the September 2003 Offering, the “HLLC Senior Secured Notes”) at an issue price of 99.5%. Interest on the HLLC Senior Secured Notes is payable semiannually on April 15 and October 15. The effective interest rate is 11.9%. The HLLC Senior Secured Notes are effectively subordinated to all our obligations under the HLLC Revolving Facility and rank pari passu with the HLLC Term Facility. The HLLC Senior Secured Notes are guaranteed by the HLLC Guarantors.

The HLLC Senior Secured Notes are redeemable after October 15, 2007 at 105.813% of the principal amount thereof, declining ratably to par on and after October 15, 2009. At any time prior to October 15, 2006, we may redeem up to 35% of the original aggregate principal amount of the HLLC Senior Secured Notes at a redemption price of 111.625% with the net cash proceeds of a qualified equity offering. As a result of Huntsman Corporation’s initial public offering of common and mandatory convertible preferred stock, we redeemed 35%, or approximately $159.4 million, of the aggregate principal amount of the HLLC Senior Secured Notes on February 28, 2005 and paid a call premium of approximately $18.5 million. Following this partial redemption of the HLLC Senior Secured Notes, there remain approximately $296.0 million in aggregate principal amount of the HLLC Senior Secured Notes outstanding.

The indenture governing the HLLC Senior Secured Notes contains covenants relating to the incurrence of debt, limitations on distributions, asset sales and affiliate transactions, among other things. The indenture also requires us to offer to repurchase the HLLC Senior Secured Notes upon a change of control. Management believes that we are in compliance with the covenants of the HLLC Senior Secured Notes.

See “Recent Transactions” above.

Senior Unsecured Notes (HLLC Senior Notes)

On June 22, 2004, we sold $300 million of our senior unsecured fixed rate notes that bear interest at 11.5% and mature on July 15, 2012 (the “HLLC Unsecured Fixed Rate Notes”) and $100 million of our senior unsecured floating rate notes that bear interest at a rate equal to LIBOR plus 7.25% and mature on July 15, 2011 (the “HLLC Unsecured Floating Rate Notes,” and together with the HLLC Unsecured Fixed Rate Notes, the “HLLC Senior Notes”). The interest rate on the HLLC Unsecured Floating Rate Notes as of June 30, 2005 was approximately 10.4%. Interest on the HLLC Unsecured Fixed Rate Notes is paid each January 15 and July 15 and is paid on the HLLC Unsecured Floating Rate Notes on the 15th of January, April, July and October. The proceeds from the offering of the HLLC Senior Notes were used to repay $362.9 million on our prior term loan B facility and $25 million to repay indebtedness at HCCA. See “—Other Debt” below. The HLLC Senior Notes are our unsecured obligations and are guaranteed by the HLLC Guarantors.

The HLLC Unsecured Fixed Rate Notes are redeemable after July 15, 2008 at 105.75% of the principal amount thereof, declining ratably to par on and after July 15, 2010. The HLLC Unsecured Floating Rate Notes are redeemable after July 15, 2006 at 104.0% of the principal amount thereof, declining ratably to par on and after July 15, 2008. At any time prior to July 15, 2007, we may redeem up to 40% of the original aggregate principal amount of the HLLC Unsecured Fixed Rate Notes at a redemption price of 111.5% with proceeds of a qualified equity offering. At any time prior to July 15, 2006, we may redeem up to 40% of the aggregate original principal amount of the HLLC Unsecured Floating Rate Notes with the proceeds of a qualified equity offering at a redemption price equal to the par value plus LIBOR plus 7.25%. As a result of Huntsman Corporation’s initial public offering of common and mandatory convertible preferred stock, we redeemed 34%, or approximately $102.0 million of combined aggregate principal amount of the HLLC Unsecured Fixed Rate Notes on March 14 and March 17, 2005 with combined call premiums of approximately $11.7 million. Following this partial redemption, there remain approximately $198.0 million in aggregate principal amount of the HLLC Unsecured Fixed Rate Notes outstanding.

The indenture governing the HLLC Senior Notes contains covenants relating to the incurrence of debt and limitations on distributions, asset sales and affiliate transactions, among other things. The indenture also requires us to offer to repurchase the HLLC Senior Notes upon a change of control. Management believes that we are in compliance with the covenants of the HLLC Senior Notes.

See “Recent Transactions” above.

Senior Subordinated Fixed And Floating Rate Notes (HLLC Notes)

Our 9.5% fixed and variable subordinated notes due 2007 (the “HLLC Notes”) with an outstanding principal balance of $59.3 million as of June 30, 2005 are our unsecured subordinated obligations and are junior in right of payment to all of our existing and future secured or unsecured senior indebtedness and effectively junior to any of our secured indebtedness to the extent that collateral secures such indebtedness. Interest is payable on the HLLC Notes semiannually on January 1 and July 1 at an annual rate of 9.5% on the fixed rate notes and LIBOR plus 3.25% on the floating rate notes. The HLLC Notes are redeemable at our option after July 2002 at a price declining from 104.75% to 100% of par value as of July 1, 2005. The weighted average interest rate on the floating rate notes was approximately 6.0% as of June 30, 2005. As a result of previously executed amendments to the indentures, virtually all the restrictive covenants contained in the indentures have been eliminated.

On August 2, 2005, we issued a notice of redemption for all of the outstanding HLLC Notes in accordance with the amended and restated indenture governing the HLLC Notes. Accordingly, at the time of the merger of the Company with and into HI, we delivered funds to the trustee sufficient to redeem the HLCC notes in full on September 1, 2005. See “Recent Transactions” above.

Other Debt

Huntsman Specialty’s subordinated note, in the aggregate principal amount of $75.0 million, accrued interest until April 15, 2002 at 7% per annum. Pursuant to the note agreement, effective April 15, 2002, all accrued interest was added to the principal of the note for a total principal amount of $106.6 million. Such principal balance will be payable in a single installment on April 15, 2008. Interest has been payable quarterly in cash, commencing July 15, 2002. For financial reporting purposes, the note was initially recorded at its estimated fair value of $58.2 million, based on prevailing market rates as of the effective date. As of June 30, 2005 and December 31, 2004, the unamortized discount on the note was $4.6 million and $5.4 million, respectively. On August 16, 2005, in connection with the merger of the Company and HIH with and into HI, the Company repaid the Huntsman Specialty’s subordinated note in full.

Huntsman Corporation Australia Pty Ltd. (“HCA”), our indirect Australian subsidiary that holds its Australian surfactants assets, maintains credit facilities (the “HCA Facilities”). As of June 30, 2005, borrowings under the HCA Facilities totaled A$62.4 million ($47.2 million), which include A$41.0 million ($31.1 million) on the term loan facility and A$21.4 million ($16.1 million) on the revolving credit line. On August 31, 2004, HCA refinanced the previously existing debt facilities with an A$30.0 million ($23.1 million) revolving credit line supported by a borrowing base of eligible accounts receivable and inventory and an A$44.0 million ($33.9 million) term facility.

Huntsman Chemical Company Australia Pty Ltd. (“HCCA”) and certain Australian affiliates hold our Australian styrenics assets. On August 31, 2004, HCCA refinanced the previously existing debt facilities of HCCA with an A$30.0 million ($23.1 million) revolving credit line supported by a borrowing base of eligible accounts receivable (the “HCCA Facility”). As of June 30, 2005, borrowings under the HCCA Facility totaled A$24.9 million ($19.0 million).

The HCA Facilities and the HCCA Facility are secured by a lien on substantially all their respective assets, bear interest at a rate of 2.9% above the Australian base rate, mature in August 2007 and are non-recourse to us. As of June 30, 2005, the interest rate on the HCA Facilities and the HCCA Facility was approximately 8.6%. On June 24, 2004, we used $25 million of proceeds from the offering of the HLLC Senior Unsecured Notes to repay a portion of the previously existing debt facilities of HCCA. Management believes that HCA and HCCA are in compliance with the covenants of the HCA Facilities and the HCCA Facility.

On July 2, 2001, we entered into a 15% note payable (the “Affiliate Note”) with an affiliated entity in the amount of $25.0 million. Interest on the Affiliate Note was not paid in cash, but accrued at a designated effective rate of 15% per annum, compounded annually. On February 16, 2005, the Affiliate Note was satisfied in full from proceeds of Huntsman Corporation’s initial public offering. As of December 31, 2004 and February 16, 2005, accrued interest added to the principal balance was $15.9 million and $16.6 million, respectively. See “Recent Transactions” above.

Scheduled Maturities

The scheduled maturities of debt as of June 30, 2005 by year are as follows (dollars in millions):

Year ending December 31:
Remainder of 2005	$2.3
2006	18.6
2007	127.6
2008	109.3
2009	70.3
Later years	1,231.1
Total	$1,559.2

12.          DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

We are exposed to market risks, such as changes in interest rates, foreign exchange rates and commodity pricing risks. From time to time, we enter into transactions, including transactions involving derivative instruments, to manage interest rate exposure, but do not currently hedge for movements in commodities or foreign exchange rates. We manage interest rate exposure through a program designed to reduce the impact of fluctuations in variable interest rates and to meet the requirements of certain credit agreements.

Interest Rate Hedging

Through our borrowing activities, we are exposed to interest rate risk. Such risk arises due to the structure of our debt portfolio, including the duration of the portfolio and the mix of fixed and floating interest rates. Actions taken to reduce interest rate risk include managing the mix and rate characteristics of various interest bearing liabilities as well as entering into interest rate swaps, collars and options.

As of June 30, 2005 and December 31, 2004, we had entered into various types of interest rate contracts to manage our interest rate risk on our long-term debt as indicated below (dollars in millions):

	June 30, 2005	December 31, 2004
Pay fixed swaps
Notional amount	$183.7	$184.3
Fair value	(2.5)	(3.2)
Weighted average pay rate	4.44%	4.44%
Maturing	2005-2007	2005-2007

We purchase both interest rate swaps and interest rate collars to reduce the impact of changes in interest rates on our floating-rate long-term debt. Under interest rate swaps, we agree with other parties to exchange, at specified intervals, the difference between fixed-rate and floating-rate interest amounts calculated by reference to an agreed notional principal amount. The collars entitle us to receive from the counterparties (major banks) the amounts, if any, by which our interest payments on certain of our floating-rate borrowings exceed a certain rate, and require us to pay to the counterparties (major banks) the amount, if any, by which our interest payments on certain of our floating-rate borrowings are less than a certain rate.

Interest rate contracts with a fair value of $2.5 million and $3.2 million were recorded as a component of other noncurrent liabilities as of June 30, 2005 and December 31, 2004, respectively. The fair value of cash flow hedges and interest rate contracts not designated as hedges was $0.8 million and $1.7 million, respectively, as of June 30, 2005, and $2.0 million and $1.2 million, respectively, as of December 31, 2004. The changes in the fair value of cash flow hedges resulted in a $0.6 million increase and a $1.0 million decrease, and a $0.6 million increase and a $0.4 million decrease in interest expense for the three and six months ended June 30, 2005 and 2004, respectively. The change to the fair value of cash flow hedges resulted in a $0.9 million increase and a $3.7 million increase, and a $1.9 million increase and a $2.8 million increase in other comprehensive income for the three and six months ended June 30, 2005 and 2004, respectively. The changes in the fair value of interest rate contracts not designated as hedges resulted in a $1.6 million increase and a $2.3 million decrease, and a $0.6 million increase and a $1.5 million decrease in interest expense for the three and six months ended June 30, 2005 and 2004, respectively.

We are exposed to credit losses in the event of nonperformance by a counterparty to the derivative financial instruments. We anticipate, however, that the counterparties will be able to fully satisfy obligations under the contracts. Market risk arises from changes in interest rates.

13.          EMPLOYEE BENEFIT PLANS

Components of the net periodic benefit costs for the three and six months ended June 30, 2005 and 2004 were as follows (dollars in millions):

	Defined Benefit Plans		Other Postretirement Benefit Plans
	Three months ended June 30,		Three months ended June 30,
	2005	2004	2005	2004
Service cost	$6.1	$3.8	$0.7	$0.6
Interest cost	6.0	6.1	1.6	1.6
Expected return on assets	(4.8)	(4.3)	—	—
Amortization of transition obligation	0.3	0.3	—	—
Amortization of prior service cost	(0.8)	0.2	(0.5)	(0.4)
Amortization of actuarial cost	1.2	0.9	0.9	0.8
Net periodic benefit cost	$8.0	$7.0	$2.7	$2.6

	Defined Benefit Plans		Other Postretirement Benefit Plans
	Six months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
Service cost	$12.2	$7.6	$1.4	$1.2
Interest cost	12.0	12.2	3.2	3.2
Expected return on assets	(9.6)	(8.6)	—	—
Amortization of transition obligation	0.6	0.6	—	—
Amortization of prior service cost	(1.6)	0.4	(1.0)	(0.8)
Amortization of actuarial cost	2.4	1.8	1.8	1.6
Net periodic benefit cost	$16.0	$14.0	$5.4	$5.2

14.          OTHER COMPREHENSIVE INCOME (LOSS)

Other comprehensive income (loss) consisted of the following (dollars in millions):

	Accumulated Other Comprehensive Income (Loss)		Other Comprehensive Income (Loss)		Other Comprehensive Income (Loss)
			Three months ended		Six months Ended
	June 30, 2005	December 31, 2004	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004
Foreign currency translation adjustments	$15.2	$21.4	$(3.6)	$(4.6)	$(6.2)	$(5.2)
Unrealized gain (loss) on nonqualified plan investments	0.8	0.9	—	0.1	(0.1)	0.1
Unrealized (loss) gain on derivative instruments	(3.3)	(4.8)	0.9	1.9	1.5	2.8
Minimum pension liability	(42.1)	(42.1)	0.1	—	—	—
Other comprehensive income (loss) of unconsolidated affiliates	44.1	108.0	(39.4)	(9.3)	(63.9)	(8.2)
Total	$14.7	$83.4	$(42.0)	$(11.9)	$(68.7)	$(10.5)

Items of other comprehensive income (loss) have been recorded net of tax of nil because of valuation allowances. The tax effect is determined based on the jurisdiction where the income or loss was recognized.

15.          COMMITMENTS AND CONTINGENCIES

Purchase Commitments

We have various purchase commitments extending through 2023 for materials and supplies entered into in the ordinary course of business. The purchase commitments are contracts that require minimum volume purchases. Certain contracts allow for changes in minimum required purchase volumes in the event of a temporary or permanent shutdown of a facility. The contractual purchase price for substantially all of these contracts require minimum payments, even if no volume is purchased. These contracts approximate $14 million annually through 2005, decreasing to approximately $9 million after 2008. Historically, we have not made any minimum payments under our take or pay contracts without taking product.

Legal Matters

We have been a party to various lawsuits brought by persons alleging personal injuries and/or property damage based upon alleged exposure to toxic air emissions. For example, since June 2003, a number of lawsuits have been filed in state district court in Jefferson County, Texas against several local chemical plants and refineries, including our subsidiary, Huntsman Petrochemical Corporation. Generally, these lawsuits have alleged that the refineries and chemical plants located in the vicinity of the plaintiffs’ homes discharged chemicals into the air that interfere with use and enjoyment of property and cause health problems and/or property damages. None of these lawsuits have included the amount of damages being sought. The following table presents information about the number of claims asserting damages based upon alleged exposure to toxic air emissions for the period indicated. Claims include all claims for which service has been received by us, and each such claim represents a plaintiff who is pursuing a claim against us.

Six months ended June 30, 2005
Claims filed during period	2,104
Claims resolved during period	2,988
Claims unresolved at end of period	0

All claims filed as of June 30, 2005 have been resolved through dismissal and/or settlement.

In addition, we have been named as a “premises defendant” in a number of asbestos exposure cases, typically a claim by a non-employee of exposure to asbestos while at a facility. These cases typically involve multiple plaintiffs bringing actions against multiple defendants, and the complaint does not indicate which plaintiffs are making claims against which defendants, where or how the alleged injuries occurred, or what injuries each plaintiff claims. These facts, which are central to any estimate of probable loss, can be learned only through discovery.

Where the alleged exposure occurred prior to our ownership or operation of the relevant “premises,” the prior owners and operators generally have contractually agreed to retain liability for, and to indemnify us against, asbestos exposure claims. This indemnification is not subject to any time or dollar amount limitations. Upon service of a complaint in one of these cases, we tender it to the prior owner or operator. None of the complaints in these cases state the amount of damages being sought. The prior owner or operator accepts responsibility for the conduct of the defense of the cases and payment of any amounts due to the claimants. In our ten-year experience with tendering these cases, we have not made any payment with respect to any tendered asbestos cases. We believe that the prior owners or operators have the intention and ability to continue to honor their indemnities, although we cannot assure you that they will continue to do so or that we will not be liable for these cases if they do not.

The following table presents for the period indicated certain information about cases for which service has been received that we have tendered to the prior owner or operator, all of which have been accepted.

Six months ended June 30, 2005
Tendered during the period	84
Resolved during the period	21
Unresolved at end of the period	461

We have never made any payments with respect to these cases. As of June 30, 2005, we had an accrued liability of $12.5 million relating to these cases and a corresponding receivable of $12.5 million relating to our indemnity protection with respect to these cases. We cannot assure you that our liability will not exceed our accruals or that our liability associated with these cases would not be material to our financial condition, results of operations or liquidity.

Certain cases in which we are a “premises defendant” are not subject to indemnification by prior owners or operators. The following table presents for the period indicated certain information about these cases. Cases include all cases for which service has been received by us.

Six months ended June 30, 2005
Filed during period	38
Resolved during period	1
Unresolved at end of period	66

We paid gross settlement costs for asbestos exposure cases that are not subject to indemnification of approximately $5,000 during the six months ended June 30, 2005.

As of June 30, 2005, we had accrued reserves of $1.2 million relating to these cases. We cannot assure you that our liability will not exceed our accruals or that our liability associated with these cases would not be material to our financial condition, results of operations or liquidity.

We are a party to various other proceedings instituted by private plaintiffs, governmental authorities and others arising under provisions of applicable laws, including various environmental, products liability and other laws. Except as otherwise disclosed in this report, we do not believe that the outcome of any of these matters will have a material adverse effect on our financial condition, results of operations or liquidity. See “Note 16—Environmental, Health and Safety Matters” for a discussion of environmental proceedings.

16.          ENVIRONMENTAL, HEALTH AND SAFETY MATTERS

General

We are subject to extensive federal, state, local and foreign laws, regulations, rules and ordinances relating to pollution, protection of the environment and the generation, storage, handling, transportation, treatment, disposal and remediation of hazardous substances and waste materials. In the ordinary course of business, we are subject to frequent environmental inspections and monitoring and occasional investigations by governmental enforcement authorities. In addition, our production facilities require operating permits that are subject to renewal, modification and, in certain circumstances, revocation. Actual or alleged violations of environmental laws or permit requirements could result in restrictions or prohibitions on plant operations, substantial civil or criminal sanctions, as well as, under some environmental laws, the assessment of strict liability and/or joint and several liability. Moreover, changes in environmental regulations could inhibit or interrupt our operations, or require us to modify our facilities or operations. Accordingly, environmental or regulatory matters may cause us to incur significant unanticipated losses, costs or liabilities.

Environmental, Health and Safety Systems

We are committed to achieving and maintaining compliance with all applicable environmental, health and safety (“EHS”) legal requirements, and we have developed policies and management systems that are intended to identify the multitude of EHS legal requirements applicable to our operations, enhance compliance with applicable legal requirements, ensure the safety of our employees, contractors, community neighbors and customers and minimize the production and emission of wastes and other pollutants. Although EHS legal requirements are constantly changing and are frequently difficult to comply with, these EHS management systems are designed to assist us in our compliance goals while also fostering efficiency and improvement and minimizing overall risk to us.

EHS Capital Expenditures

We may incur future costs for capital improvements and general compliance under EHS laws, including costs to acquire, maintain and repair pollution control equipment. For the six months ended June 30, 2005 and 2004, our capital expenditures for EHS matters totaled $6.1 million and $15.9 million, respectively. Since capital expenditures for these matters are subject to evolving regulatory requirements and depend, in part, on the timing, promulgation and enforcement of specific requirements, we cannot provide assurance that our recent expenditures will be indicative of future amounts required under EHS laws.

Governmental Enforcement Proceedings

On occasion, we receive notices of violation, enforcement and other complaints from regulatory agencies alleging non-compliance with applicable EHS law. By way of example, we are aware of the individual matters set out below, which we believe to be the most significant presently pending matters and unasserted claims. Although we may incur costs or penalties in connection with the governmental proceedings discussed below, based on currently available information and our past experience, we believe that the ultimate resolution of these matters will not have a material impact on our results of operations, financial position or liquidity.

In May 2003, the State of Texas settled an air enforcement case with us relating to our Port Arthur plant. Under the settlement, we are required to pay a civil penalty of $7.5 million over more than four years, undertake environmental monitoring projects totaling about $1.5 million in costs, and pay $0.4 million in attorney’s fees to the Texas Attorney General. As of June 30, 2005, we have paid $3.5 million toward the penalty and $0.4 million for the attorney’s fees. The monitoring projects are underway and on schedule. We do not anticipate that this settlement will have a material adverse effect on our results of operations, financial position or liquidity.

In the third quarter of 2004, our Jefferson County, Texas facilities received notification from the Texas Commission on Environmental Quality (“TCEQ”) of potential air emission violations relating to the operation of cooling towers at three of our plants and alleged upset air emissions. TCEQ proposed penalties of $0.2 million for the alleged upset violations and $0.1 million for the alleged cooling tower violations. In the second quarter of 2005, TCEQ proposed a penalty of $0.1 million related to alleged upset emissions at our Port Neches facilities in late 2004 and early 2005. Additionally, based on allegations of separate upset-related violations at our Port Neches facilities occurring from mid-2004 to early 2005, the TCEQ has proposed a separate penalty of $0.1 million. Negotiations are anticipated between us and TCEQ with respect to the resolution of these alleged violations. We do not believe that the resolution of these matters will have a material adverse impact on our results of operations, financial position or liquidity.

By letter dated March 17, 2005, the TCEQ notified us that it intends to pursue an enforcement action as a result of various upset emission events occurring at our Port Arthur facility between August 2003 and the end of 2004. TCEQ alleged that each upset event is a separate violation of its air emission rules and proposed a civil penalty of $0.1 million. In a similar vein, the TCEQ issued a Notice of Enforcement to us on February 16, 2005 for alleged violations at our Port Neches plants arising out of upset emission events on various dates in 2004. TCEQ has not yet proposed a penalty in this second matter, although we anticipate that it will. We will seek to negotiate a settlement with TCEQ on all of the alleged violations. We do not believe that the resolution of these matters will result in the imposition of costs material to our results of operations, financial position or liquidity.

See Note 15 Commitments and Contingencies—Legal Matters for a discussion of environmental lawsuits brought by private party plaintiffs.

Remediation Liabilities

We have incurred, and we may in the future incur, liability to investigate and clean up waste or contamination at our current or former facilities or facilities operated by third parties at which we may have disposed of waste or other materials. Similarly, we may incur costs for the cleanup of wastes that were disposed of prior to the purchase of our businesses. Under some circumstances, the scope of our liability may extend to damages to natural resources. Specifically, under the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), and similar state laws, a current or former owner or operator of real property may be liable for remediation costs regardless of whether the release or disposal of hazardous substances was in compliance with law at the time it occurred, and a current owner or operator may be liable regardless of whether it owned or operated the facility at the time of the release. In addition, under the U.S. Resource Conservation and Recovery Act of 1976, as amended (“RCRA”), and similar state laws, we may be required to remediate contamination originating from our properties as a condition to our hazardous waste permit. For example, our Odessa, Port Arthur, and Port Neches facilities in Texas are the subject of ongoing remediation requirements under RCRA authority. In many cases, our potential liability arising from historical contamination is based on operations and other events occurring prior to our ownership of the relevant facility. In these situations, we frequently obtained an indemnity agreement from the prior owner addressing remediation liabilities arising from pre-closing conditions. We have successfully exercised our rights under these contractual covenants for a number of sites, and where applicable, mitigated our ultimate remediation liability. We cannot assure you, however, that all of such matters will be subject to indemnity or that our existing indemnities will be sufficient to cover our liabilities for such matters.

We have been notified by third parties of claims against us or our subsidiaries for cleanup liabilities at approximately 12 former facilities and other third party sites, including but not limited to sites listed under CERCLA. Based on current information and past experience at other CERCLA sites, we do not expect any of these third-party claims to result in material liability to us.

One of these sites, the North Maybe Canyon CERCLA site, includes an abandoned phosphorous mine located in a U.S. National Forest in Idaho. The North Maybe Canyon mine may have been operated by one of our predecessors for approximately two out of the eight years (1964 to 1972) during which it held mining leases in the area. In 2004, we received from the Forest Service a notice of potential liability for the mine under CERCLA. According to information from the U.S. government, North Maybe Canyon was actively mined for a total of about 20 years. The current owner, NuWest Industries, Inc., a subsidiary of Agrium, Inc., operated the mine for at least six of those years. Under an administrative order with the Forest Service and other governmental agencies, NuWest is currently undertaking an investigation of the site, with a specific focus on the release of selenium-contaminated surface water into streams in the area. By letter dated May 27, 2005, the Forest Service put us (as well as NuWest and Wells Cargo, Inc.) on notice that it is demanding payment of its incurred costs in the amount of $0.1 million. The letter also indicated that the Forest Service wishes to initiate negotiations on a response action at the site with the objective of putting a Consent Decree in place obligating NuWest, Wells Cargo and us to conduct and fund that action. We are currently investigating the factual issues concerning anticipated allocation and response action issues. We have initiated contact with the Forest Service and the other potentially responsible persons (“PRPs”) to determine whether to pursue negotiations. We do not currently have sufficient information to estimate actual remediation costs or our actual liability, if any, for investigation and cleanup of the North Maybe Canyon site.

At another of these sites, the Seaboard Chemical Corporation facility in Jamestown, North Carolina, a removal action under CERCLA was first initiated in 1992. In December 1995, we, along with hundreds of other PRPs, entered into an administrative order on consent with the State requiring the PRP group to conduct a remedial investigation/feasibility study (“RI/FS”). The initial RI/FS was submitted to the State in mid-1999. Based on the investigative work, the PRP group proposed a remediation plan for the site in early 2005. That plan has now been accepted by the State and a draft consent order for implementation is being negotiated. Additionally, the PRPs developed allocation numbers based on relative waste contribution, with our share set at 2.84%. Based on the total estimated cost of remediation, we have established an accrual of $0.3 million.

Environmental Reserves

We have established financial reserves relating to anticipated environmental cleanup obligations, site reclamation and closure costs and known penalties. Liabilities are recorded when potential liabilities are either known or considered probable and can be reasonably estimated. Our liability estimates are based upon available facts, existing technology and past experience. On a consolidated basis, we have accrued approximately $12.2 million and $13.9 million for environmental liabilities as of June 30, 2005 and December 31, 2004, respectively. Of these amounts, approximately $2.0 million are classified as accrued liabilities on our consolidated balance sheets as of each of June 30, 2005 and December 31, 2004, and approximately $10.2 million and $11.9 million are classified as other noncurrent liabilities on our consolidated balance sheets as of June 30, 2005 and December 31, 2004, respectively. In certain cases, our remediation liabilities are payable over periods of up to 30 years. We may incur losses for environmental remediation in excess of the amounts accrued; however, we are not able to estimate the amount or range of such losses.

Regulatory Developments

Under the European Union (“EU”) Integrated Pollution Prevention and Control Directive (“IPPC”), EU member governments are to adopt rules and implement a cross-media (air, water and waste) environmental permitting program for individual facilities. While the EU countries are at varying stages in their respective implementation of the IPPC permit program, we have submitted all necessary IPPC permit applications required to date, and in some cases received completed permits from the applicable government agency. We expect to submit all other IPPC applications and related documents on a timely basis as the various countries implement the IPPC permit program. Although we do not know with certainty what each IPPC permit will require, we believe, based upon our experience with the permits received to date, that the costs of compliance with the IPPC permit program will not be material to our results of operations, financial position or liquidity.

In October 2003, the European Commission adopted a proposal for a new EU regulatory framework for chemicals. Under this proposed new system called “REACH” (Registration, Evaluation and Authorization of Chemicals), companies that manufacture or import more than one ton of a chemical substance per year would be required to register such manufacture or import in a central database. The REACH initiative, as proposed, would require risk assessment of chemicals, preparations (e.g., soaps and paints) and articles (e.g., consumer products) before those materials could be manufactured or imported into EU countries. Where warranted by a risk assessment, hazardous substances would require authorizations for their use. This regulation could impose risk control strategies that would require capital expenditures by us. As proposed, REACH would take effect in three primary stages over the eleven years following the final effective date (assuming final approval). The impacts of REACH on the chemical industry and on us are unclear at this time because the parameters of the program are still being actively debated.

MTBE Developments

We currently market approximately 95% of our MTBE to customers located in the U.S. for use as a gasoline additive. The presence of MTBE in some groundwater supplies in California and other U.S. states (primarily due to gasoline leaking from underground storage tanks) and in surface water (primarily from recreational watercraft) has led to public concern about MTBE’s potential to contaminate drinking water supplies. Heightened public awareness regarding this issue has resulted in state, federal and foreign initiatives to rescind the federal oxygenate requirements for reformulated gasoline or restrict or prohibit the use of MTBE in particular. For example, California, New York and Connecticut have adopted rules that prohibit the use of MTBE in gasoline sold in those states. Overall, states that have taken some action to prohibit or restrict the use of MTBE in gasoline account for a substantial portion of the “pre-ban” U.S. MTBE market. Thus far, attempts by others to challenge these state bans in federal court under the reformulated gasoline provisions of the federal Clean Air Act have been unsuccessful.

In August 2005, the Energy Policy Act of 2005 was signed into law. The new law will likely have an adverse impact on our MTBE business in the U.S., although a full evaluation of the law’s provisions is underway and the extent of potential impacts, if any, is unclear. The new legislation mandates increased use of renewable fuels and eliminates the oxygenate requirement for reformulated gasoline established by the 1990 Clean Air Act Amendments, and the combination of these two provisions could substantially reduce the market for MTBE in the U.S. However, unlike previously proposed federal legislation, the new law does not purport to ban the use of MTBE as a motor vehicle fuel additive. Thus, we do not believe it will prevent us from either manufacturing MTBE in our plants or offering MTBE for sale in the U.S. A significant reduction in demand for our MTBE could result in a material loss in revenues or material costs or expenditures. As an alternative to selling our MTBE in the U.S., we believe we will be able to export MTBE to Europe, Asia or Latin America, although this may produce a lower level of cash flow than the sale of MTBE in the U.S. We may also elect to use all or a portion of our precursor TBA to produce saleable products other than MTBE. If we opt to produce products other than MTBE, necessary modifications to our facilities may require significant capital expenditures and the sale of the other products may produce a materially lower level of cash flow than the sale of MTBE.

In September 2002, the EU issued a final risk assessment report on MTBE. No ban of MTBE was recommended for Europe, although several risk reduction measures relating to storage and handling of MTBE-containing fuel were recommended.

A number of lawsuits have been filed, primarily against gasoline manufacturers, marketers and distributors, by persons seeking to recover damages allegedly arising from the presence of MTBE in groundwater. We have not been named as a defendant in any litigation concerning the environmental effects of MTBE. However, we cannot provide assurances that we will not be involved in any such litigation or that such litigation will not have a material adverse effect on our results of operations, financial position or liquidity.

17.          OTHER EXPENSE

Other expense consisted of the following (dollars in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Loss on early extinguishment of debt	$(0.3)	$(2.3)	$(38.6)	$(4.2)
Other, net	(1.3)	0.2	(1.5)	0.5
Total other expense	$(1.6)	$(2.1)	$(40.1)	$(3.7)

18.          INCOME TAXES

We had income tax expense of $0.8 million and nil for the three and six months ended June 30, 2005, respectively, and income tax expense of $1.6 million and benefit of $0.8 million for the three and six months ended June 30, 2004, respectively. We use the asset and liability method of accounting for income taxes. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial and tax reporting purposes. We evaluate the resulting deferred tax assets to determine whether it is more likely than not that they will be realized. Valuation allowances have been established against our entire domestic and certain of our non-U.S. deferred tax assets due to the uncertainty of realization. Valuation allowances are reviewed each period on a tax jurisdiction by jurisdiction basis to analyze whether a change in circumstances has occurred to provide enough positive or negative evidence to support a change in judgment about the realizability of the related deferred tax asset.

19.          OPERATING SEGMENT INFORMATION

We derive our revenues, earnings and cash flows from the manufacture and sale of a wide variety of differentiated and commodity chemical products. We have three reportable operating segments: Performance Products, Polymers and Base Chemicals.

The major products of each reportable operating segment are as follows:

Segment	Products
Performance Products	Amines, surfactants, linear alkylbenzene, maleic anhydride, other performance chemicals, glycols and technology licenses
Polymers	Ethylene (produced at the Odessa, Texas facilities primarily for internal use), polyethylene, polypropylene, expandable polystyrene, styrene and other polymers
Base Chemicals	Olefins (primarily ethylene and propylene), butadiene, MTBE, benzene, cyclohexane and paraxylene

Sales between segments are generally recognized at external market prices and eliminate upon consolidation (dollars in millions).

	Three months ended		Six months ended
	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004
Revenues:
Performance Products	$356.2	$284.8	$694.4	$586.3
Polymers	408.2	324.2	821.8	638.7
Base Chemicals	482.2	430.3	1,023.0	815.6
Eliminations	(77.9)	(70.3)	(166.0)	(131.9)
Total	$1,168.7	$969.0	$2,373.2	$1,908.7

Segment EBITDA(1)
Performance Products	$60.3	$13.6	$127.0	$47.1
Polymers	32.5	0.2	77.4	19.1
Base Chemicals	20.9	23.3	80.3	45.2
Corporate and other(2)	13.2	(89.2)	(14.3)	(141.5)
Total	$126.9	$(52.1)	$270.4	$(30.1)

Segment EBITDA(1)	$126.9	$(52.1)	$270.4	$(30.1)
Interest expense, net	(37.7)	(42.1)	(78.4)	(88.9)
Income tax (expense) benefit	(0.8)	(1.6)	—	0.8
Depreciation and amortization	(32.0)	(34.0)	(63.0)	(66.6)
Net income (loss)	$56.4	$(129.8)	$129.0	$(184.8)

(1)                                  EBITDA is defined as net income (loss) before interest, income tax, depreciation and amortization.

(2)                                  EBITDA from corporate and other includes unallocated corporate overhead, foreign exchange gains or losses and other non-operating income (expense).